EXHIBIT 10.51

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 9, 2011

among

GEORESOURCES, INC.,

as Borrower

AROC (TEXAS), INC.,

CATENA OIL & GAS LLC,

G3 ENERGY, LLC,

G3 OPERATING, LLC,

SOUTHERN BAY OPERATING, L.L.C.,

SOUTHERN BAY ENERGY, LLC,

SOUTHERN BAY LOUISIANA, LLC,

and

WESTERN STAR DRILLING COMPANY,

as Guarantors

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

COMERICA BANK,

and

BBVA COMPASS,

as Co-Syndication Agents

U.S. BANK NATIONAL ASSOCIATION,

and

THE FROST NATIONAL BANK,

as Co-Documentation Agents

and

THE LENDERS SIGNATORY HERETO

$450,000,000 Senior Secured Revolving Credit Facility

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

i

TABLE OF CONTENTS

ANNEX

Annex I	List of Percentage Shares and Maximum Credit Amounts

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Borrowing, Continuation and Conversion Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Security Instruments
Exhibit E	Form of Assignment Agreement

SCHEDULES

Schedule 7.02	Liabilities
Schedule 7.03	Litigation
Schedule 7.09	Taxes
Schedule 7.15	Place of Organization
Schedule 7.16	Environmental Matters
Schedule 7.18	Insurance
Schedule 7.19	Hedging Agreements
Schedule 7.21	Material Agreements
Schedule 7.22	Gas Imbalances, Gas Balancing Status of Operating Subsidiaries of GeoResources, Inc.
Schedule 9.01	Debt
Schedule 9.02	Liens
Schedule 9.03	Investments, Loans and Advances
Schedule 12.02	Notices

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 9, 2011, among GEORESOURCES, INC., a Colorado corporation (the “Borrower”), AROC (TEXAS), INC., a Texas corporation (“AROC Texas”), CATENA OIL & GAS LLC, a Texas limited liability company (“Catena”), G3 ENERGY, LLC, a Colorado limited liability company (“G3 Energy”), G3 OPERATING, LLC, a Colorado limited liability company (“G3 Operating”), SOUTHERN BAY OPERATING, L.L.C., a Texas limited liability company (“SB Operating”), SOUTHERN BAY ENERGY, LLC, a Texas limited liability company (“SB Energy”), SOUTHERN BAY LOUISIANA, LLC, a Texas limited liability company (“SB Louisiana”), and WESTERN STAR DRILLING COMPANY, a North Dakota corporation (“Western Drilling”), (AROC Texas, Catena, G3 Energy, G3 Operating, SB Operating, SB Energy, SB Louisiana, and Western Drilling are collectively, the “Guarantors”), each of the lenders that is a signatory hereto or which becomes a signatory hereto as provided in Section 12.05 (individually, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity the “Administrative Agent”) and as issuing bank (in such capacity, together with its successors and assigns in such capacity, the “Issuing Bank”).

A. Borrower, Administrative Agent and the financial institutions named and defined therein as Lenders (the “Existing Lenders”) are parties to that certain Second Amended and Restated Credit Agreement dated as of July 13, 2009 (as amended, modified or supplemented prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders provided certain loans and extensions of credit to Borrower (all Debt arising pursuant to the Existing Credit Agreement is referred to herein as the “Existing Indebtedness”).

B. The parties hereto desire to amend and restate the Existing Credit Agreement in the form of this Agreement, and Borrowers desire to obtain Loans (i) to refinance the Existing Indebtedness, and (ii) for other purposes permitted hereunder.

C. After giving effect to the amendment and restatement of the Existing Credit Agreement pursuant to the terms hereof, the Maximum Credit Amount of each Lender hereunder will be as set forth on Annex I.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the satisfaction of each condition precedent contained in Section 6.01 hereof, the parties hereto agree that the Existing Credit Agreement is hereby amended, renewed, extended and restated in its entirety on (and subject to) the terms and conditions set forth herein. It is the intention of the parties hereto that this Agreement supersedes and replaces the Existing Credit Agreement in its entirety; provided, that, (i) such amendment and restatement shall operate to renew, amend, modify and extend certain of the rights and obligations of the Obligors under the Existing Credit Agreement and as provided herein, but shall not act as a novation thereof, and (ii) the Liens securing the Indebtedness under and as defined in the Existing Credit Agreement and the liabilities and obligations of the Obligors under the Existing Credit Agreement and the Loan Documents (as therein defined and referred to herein as the “Existing Loan Documents”) shall not be extinguished but shall be carried forward and shall secure such obligations and liabilities as amended, renewed, extended and restated hereby. The parties hereto ratify and confirm each of the Existing Loan Documents entered into prior to the Closing Date (but excluding the Existing Credit Agreement) and agree that such Existing Loan Documents continue to be legal, valid, binding and enforceable in accordance with their terms (except to the extent amended, restated and superseded in their entirety in connection with the transactions contemplated hereby), however, for all matters arising prior to the Closing Date (including the accrual and payment of interest and fees, and matters relating to indemnification and compliance with financial covenants), the terms of the Existing

Credit Agreement (as unmodified by this Agreement) shall control and are hereby ratified and confirmed. Borrower represents and warrants that, as of the Closing Date, there are no claims or offsets against, or defenses or counterclaims to, its obligations (or the obligations of any Subsidiary) under the Existing Credit Agreement or any of the other Existing Loan Documents. The parties hereto further agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. The following terms have the following meanings:

As used in this Agreement, the terms “Administrative Agent,” “AROC Texas,” “Borrower,” “Catena,” “Existing Credit Agreement,” “Existing Indebtedness,” “Existing Lenders,” “Existing Loan Documents,” “G3 Energy,” “G3 Operating,” “Lender,” “Lenders,” “SB Operating,” “SB Energy,” “SB Louisiana,” and “Western Drilling” shall have the meanings indicated above.

Section 1.02 Certain Defined Terms. The following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business unit or division of a Person, (b) the acquisition of in excess of 50% of the capital stock of a corporation (or similar entity), which stock has ordinary voting power for the election of the members of such entity’s board of directors or persons exercising similar functions (other than stock having such power only by reason of the happening of a contingency), or the acquisition of in excess of 50% of the partnership interests or equity of any Person not a corporation which acquisition gives the acquiring Person the power to direct or cause the direction of the management and policies of such Person, or (c) a merger or consolidation or any other combination with another Person provided that Borrower is the surviving entity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the sum of the Commitments of all Lenders; provided that the initial Aggregate Commitment is $180,000,000. The Aggregate Commitment may be reduced or increased pursuant to Section 2.03; provided that in no event shall the Aggregate Commitment exceed the lesser of the Aggregate Maximum Credit Amount and the Borrowing Base. If at any time the Borrowing Base is reduced below the Aggregate Commitment in effect prior to such reduction, the Aggregate Commitment shall be reduced automatically to the amount of the Borrowing Base in effect at such time.

“Aggregate Maximum Credit Amount” means at any time the sum of the Maximum Credit Amounts of the Lenders.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, supplemented and restated.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other offices of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” means the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Borrowing Base Utilization as in effect from time to time:

	Applicable Margin
Borrowing Base Utilization	LIBOR Loans	Base Rate Loans
Less than 25%	1.75%	0.75%
Greater than or equal to 25%, but less than 50%	2.00%	1.00%
Greater than or equal to 50%, but less than 75%	2.25%	1.25%
Greater than or equal to 75%, but less than 90%	2.50%	1.50%
Greater than or equal to 90%	2.75%	1.75%

Each change in the Applicable Margin resulting from a change in the Borrowing Base Utilization shall take effect on the day such change in the Borrowing Base Utilization occurs.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender (other than a Defaulting Lender), (ii) an Affiliate of a Lender (other than a Defaulting Lender) or (iii) an entity or an Affiliate of an entity that administers or manages a Lender (other than a Defaulting Lender).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.05(b)), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.

“Available Borrowing Base” means, at the particular time in question, the lesser of the Borrowing Base and Aggregate Commitment then in effect, minus the Effective Amount at such time.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended, and regulations promulgated thereunder.

“Base Rate” means, with respect to any Base Rate Loan, for any day, a rate per annum equal to the highest of (i) the Federal Funds Rate for any such day plus 1/2 of 1%, (ii) the Prime Rate for such day, or (iii) the LIBOR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the LIBOR for any day shall be based on the rate appearing on the Dow Jones Market Service Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loan” means a Loan that bears interest at rates based upon the Base Rate plus the Applicable Margin.

“Borrowing Base” means at the particular time in question, the amount provided for in Section 2.06, provided, however, in no event shall the Borrowing Base ever exceed the Aggregate Maximum Credit Amount.

“Borrowing Base Deficiency” means, and occurs at any time when, the amount by which, the Effective Amount exceeds the Borrowing Base then in effect, whether as the result of a redetermination, a scheduled reduction, or otherwise.

“Borrowing Base Period” means the period from the Closing Date to May 1, 2012, and thereafter each six-month period between Scheduled Redetermination Dates.

“Borrowing Base Utilization” means at any time, an amount equal to the quotient of (i) the aggregate principal amount of Loans outstanding plus LC Exposure, divided by (ii) the Borrowing Base.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Texas are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Loan, means such day on which dealings in Dollar deposits are carried out in the London interbank market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events: (a) any Person or two or more Persons, other than any Affiliate of Borrower, acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act, and including holding proxies to vote for the election of directors other than proxies held by Borrower’s management or their designees to be voted in favor of persons nominated by Borrower’s Board of Directors) of 35% or more of the outstanding voting securities of Borrower, measured by voting power (including both ordinary shares and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of Borrower), (b) a majority of the directors/managers of Borrower shall consist of persons not nominated by Borrower’s directors/managers (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements), or (c) liquidation or dissolution of Borrower.

“Closing Date” means the date on which all of the conditions precedent under Section 6.01 are satisfied or waived by the Lenders.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, and any successor statute or regulations.

“Commitment” means, as to each Lender, such Lender’s obligation to make Loans and participate in Letters of Credit up to the lesser of such Lender’s (i) Maximum Credit Amount and (ii) Percentage Share of the lesser of (x) then effective Borrowing Base and the (y) Aggregate Commitment.

“Commitment Fee Rate” means the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Borrowing Base Utilization as in effect from time to time:

Borrowing Base Utilization	Commitment Fee Rate
Less than 50%	.375%
Greater than or equal to 50%	.500%

“Consolidated Net Income” means with respect to Borrower and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of Borrower and its Consolidated Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Borrower and its Consolidated Subsidiaries in accordance with GAAP) or the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or distributions actually paid in such period by such other Person or such Unrestricted Subsidiary to Borrower or to a Consolidated Subsidiary, as the case may be; (ii) the net income (but not loss) of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (iii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (iv) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business (v) any unrealized gains or losses on Hedging Agreements; and (vi) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets, including but not limited to property impairment charges.

“Consolidated Subsidiaries” means each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Control” means the possession, directly or indirectly of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contact or otherwise. “Controlling” and “Controlled” shall have correlative meanings thereto.

“Conversion/Continuation Date” means any date on which, under Section 2.02, Borrower (a) converts Base Rate Loans to LIBOR Loans, or (b) continues LIBOR Loans having Interest Periods expiring on such date as LIBOR Loans, with a new Interest Period.

“Debt” means, for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (v) all obligations under operating leases which require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, based on the purchase price or appraisal value of the Property subject to such lease plus a marginal interest rate, and used primarily as a financing vehicle for, or to monetize, such Property; (vi) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (vii) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (ix) obligations to deliver goods or services including Hydrocarbons in consideration of advance payments, except as permitted by Section 9.19 and disclosed by Section 8.07(c); (x) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (xi) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock; (xii) any Debt of a Subsidiary for which such Person is liable either by agreement or because of a Governmental Requirement; (xiii) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (xiv) all obligations of such Person under Hedging Agreements.

“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by Administrative Agent, that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified Borrower, Administrative Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement)

cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower, Issuing Bank and each Lender

“Dollars, dollars” and $ mean lawful money of the United States.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income taxes, depreciation, depletion, amortization and exploration. EBITDAX shall be adjusted on a pro forma basis to reflect the effect of material Acquisitions and divestitures, including adjustments for restructured or new Hedging Agreements entered into in connection therewith.

“Effective Amount” means on any date, the aggregate outstanding principal amount of all Loans after giving effect to any prepayments or repayments of Loans occurring on such date, plus the LC Exposure.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, (ii) in the case of any assignment of a Commitment, Issuing Bank, and (iii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided, that, notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates, Subsidiaries or Unrestricted Subsidiaries.

“Engineering Reports” has the meaning assigned such term in Section 2.06.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case having the force and effect of law and relating to environmental, health, and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Obligor or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute, and regulations promulgated thereunder.

“ERISA Affiliate” mean each trade or business (whether or not incorporated) which together with Borrower or any Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, (ii) the withdrawal of Borrower, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Event of Default” means any of the events or circumstances specified in Section 10.01.

“Excepted Liens” means: (i) Liens for Taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (ii) Liens in connection with worker’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators’ Liens in favor of Persons other than Obligors and Subsidiaries, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord’s liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) any Liens reserved in leases or farmout agreements for rent or royalties and for compliance with the terms of the farmout agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use or value of such Property subject thereto; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of any Obligor or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use or value of such Property subject thereto; (vi) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and (vii) Liens permitted by the Security Instruments.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if the date for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means that certain Fee Letter dated October 19, 2011, by and among Borrower, Administrative Agent and Wells Fargo Securities, LLC.

“Financial Statements” means the financial statement or statements of Borrower and its Consolidated Subsidiaries described or referred to in Section 7.02.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (v) all obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (vi) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock; (vii) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; provided, however, that Funded Debt shall exclude (i) all obligations of such Person under Hedging Agreements; (ii) “asset retirement obligations,” as such term is used in FAS 133 or SFAS 143, to the extent such asset retirement obligations relate to the plugging and abandonment of wells; (iii) accounts payable and other accrued liabilities (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business, which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith, by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, and (iv) deferred income tax liabilities.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantor” means each of the parties named as “Guarantors” in the opening paragraph of this Agreement and each party that from time to time becomes a party to a Guaranty Agreement pursuant to the terms of this Agreement.

“Guaranty Agreement” means an agreement executed by a Guarantor in form and substance satisfactory to Administrative Agent guarantying, unconditionally, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Materials” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials in a friable condition, polychlorinated biphenyls, or radon.

“Hedging Agreements” means all futures contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering oil and gas commodities, electricity prices, or prices or financial, monetary or interest rate instruments, and any and all trades, confirmations, and transactions entered into pursuant thereto.

“Highest Lawful Rate” means, as of a particular date, the highest non-usurious rate of interest, if any, permitted from day to day by applicable law. To the extent Texas law is applicable, the Lenders hereby notify and disclose to Borrower that, for purposes of Texas Finance Code §303.001, as it may from time to time be amended, the “applicable ceiling” shall be the “weekly ceiling” from time to time in effect as limited by Texas Finance Code §303.009; provided, however, that to the extent permitted by applicable law, Administrative Agent reserve the right to change the “applicable ceiling” from time to time by further notice and disclosure to Borrower.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means any and all amounts owing or to be owing by Borrower or any Subsidiary to Administrative Agent, Issuing Bank and/or the Lenders in connection with the Loan Documents, any Letter of Credit Agreements, any Hedging Agreements now or hereafter arising between Borrower or any Subsidiary and any Lender or its Affiliate and permitted by the terms of this Agreement, and all renewals, extensions and/or rearrangements of any of the foregoing.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 12.03(b).

“Information” has the meaning specified in Section 12.13.

“Initial Borrowing Base” has the meaning assigned such term in Section 2.06(a).

“Initial Funding” means the funding of the initial Loans or issuance of the initial Letters of Credit upon satisfaction of the conditions set forth in Sections 6.01 and 6.02.

“Initial Reserve Report” means the Reserve Report dated as of June 30, 2011, delivered by Borrower to Administrative Agent.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made or on the Conversion/Continuation Date on which a Base Rate Loan is converted into or a LIBOR Loan is continued as a LIBOR Loan and ending on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, as Borrower may select as provided in Section 2.02, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) no Interest Period may end after the Termination Date; (ii) no Interest Period for any LIBOR Loan may end after the due date of any installment, if any, provided for in Section 3.01 to the extent that such LIBOR Loan would need to be prepaid prior to the end of such Interest Period in order for such installment to be paid when due; (iii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iv) no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loans would otherwise be for a shorter period, such Loans shall not be available hereunder.

“Issuing Bank” has the meaning assigned to such term in the introductory paragraph to this Agreement, and includes any other Lender agreed to between Borrower and Administrative Agent to issue Letters of Credit.

“LC Commitment” means, at any time, $15,000,000.

“LC Exposure” means, at any time, the sum of (i) the aggregate face amount of all undrawn and uncancelled Letters of Credit plus (ii) the aggregate of all amounts drawn under all Letters of Credit and not yet reimbursed.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit Agreements” means the written agreements with Issuing Bank, as issuing lender for any Letter of Credit, executed in connection with the issuance by Issuing Bank of the Letters of Credit, such agreements to be on Issuing Bank’s customary form for letters of credit of comparable amount and purpose as from time to time in effect or as otherwise agreed to by Borrower and Issuing Bank.

“Letters of Credit” means the stand-by letters of credit issued pursuant to Section 2.01(b) and all reimbursement obligations pertaining to any such letters of credit, and “Letter of Credit” means any one of the Letters of Credit and the reimbursement obligations pertaining thereto.

“LIBOR” means the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) of interest determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period commencing on the first day of such Interest Period appearing on Dow Jones Market Service Page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period. In the event that such rate does not appear on Dow Jones Market Service Page 3750, “LIBOR” shall be determined by Administrative Agent to be the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars are offered by leading reference banks in the London interbank market to Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan.

“LIBOR” means, with respect to any LIBOR Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient of (i) LIBOR for such Loan for the Interest Period for such Loan divided by (ii) 1 minus the Reserve Requirement for such Loan for such Interest Period.

“LIBOR Loan” means a Loan that bears interest based on LIBOR plus the Applicable Margin.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (ii) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, each Obligor and Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan” means each loan as provided for by Section 2.01(a).

“Loan Document” means this Agreement, the Notes (if any), the Guaranty Agreements, each Letter of Credit, each Letter of Credit Agreement, the Security Instruments, the Fee Letter, together, in each case, with all exhibits, schedules and attachments thereto, and all other agreements, documents or instruments from time to time executed or delivered in connection with or pursuant to any of the foregoing, and any amendments or restatements with respect to any of the foregoing.

“Majority Lenders” means (i) at any time while no Loans or LC Exposure are outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Commitments and, (ii) at any time while Loans are outstanding, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.05(d)); provided that, the portion of the Commitment of and the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders.

“Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations or affairs of Borrower and its Subsidiaries taken as a whole different from those reflected in the Financial Statements or from the facts represented or warranted in any Loan Document, or (ii) the ability of Borrower and its Subsidiaries taken as a whole to carry out their business as at the Closing Date or as proposed as of the Closing Date to be conducted or meet their obligations under the Loan Documents on a timely basis, or (iii) Administrative Agent’s and the Lenders’ interests in the collateral securing the Indebtedness, taken as a whole, or Administrative Agent’s or the Lenders’ ability to enforce their rights and remedies under this Agreement or any other Loan Document, at law or in equity.

“Material Agreements” has the meaning assigned to such term in Section 7.21.

“Matured LC Obligation” means, at any time, the aggregate amount of payments theretofore made by Issuing Bank in respect to Letters of Credit and not theretofore reimbursed by or on behalf of Borrower to Issuing Bank.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amount” (as the same may be reduced pursuant to Section 2.03 pro rata to each Lender based on its Percentage Share), as modified from time to time to reflect any assignments permitted by Section 12.05(b).

“Mortgaged Property” means the Property owned by the Obligors and which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

“Notes” means the promissory notes, whether one or more, provided for by Section 2.01(d), substantially in the form of Exhibit A, together with any and all amendments, renewals, extensions for any period, increases, rearrangements, substitutions, replacements or modifications thereof.

“Obligors” means, collectively, Borrower and each of the Guarantors. “Obligor” means, individually, any of Borrower or a Guarantor.

“Oil and Gas Properties” means Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts (including Hedging Agreements) and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 12.05(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any or all of its principal functions under ERISA.

“Percentage Share” means, as to any Lender, the percentage set forth opposite such Lender’s name on Annex I under the caption “Percentage Share”, as modified from time to time to reflect any assignments permitted by Section 12.05(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by Borrower, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by Borrower, any Subsidiary or an ERISA Affiliate.

“Post-Default Rate” means, in respect of any principal of any Loan or any other amount payable by Borrower under this Agreement or any other Loan Document, a rate per annum equal to 2% per annum above the Base Rate as in effect from time to time plus the Applicable Margin (if any), but in no event to exceed the Highest Lawful Rate; provided however, for a LIBOR Loan, the “Post-Default Rate” for such principal shall be 2% per annum above the interest rate for such Loan as provided in Section 3.02(a)(ii), but in no event to exceed the Highest Lawful Rate.

“Prime Rate” means the rate of interest from time to time announced publicly by Administrative Agent as its prime commercial lending rate. Such rate is set by Administrative Agent as a general reference rate of interest, taking into account such factors as Administrative Agent may deem appropriate, it being understood that many of Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Principal Office” means the principal office of Administrative Agent, presently located at 1000 Louisiana Street, Ninth Floor, Houston, Texas 77002.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, moveable or immoveable, tangible or intangible.

“Quarterly Dates” means the first day of each April, July, October, and January in each year, the first of which shall be January 1, 2012; provided, however, that if any such day is not a Business Day, such Quarterly Date shall be the next succeeding Business Day.

“Recourse Debt” means Debt of an Unrestricted Subsidiary which is a liability, in whole or in part, of any Obligor or which is secured by any Lien upon any property or assets of any Obligor.

“Redetermination Date” means the date that the redetermined Borrowing Base becomes effective subject to the notice requirements specified in Section 2.06(b) both for scheduled redeterminations and unscheduled redeterminations.

“Register” has the meaning specified in Section 12.05(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

“Regulatory Change” means, with respect to any Lender, any change after the Closing Date in any Governmental Requirement (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of lenders (including such Lender or its Applicable Lending Office) of or under any Governmental Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Reserve Report” means a report, in form, scope and substance satisfactory to Administrative Agent, setting forth, as of each June 30 (or such other date in the event of an unscheduled redetermination) (i) the oil and gas reserves attributable to all of Borrower’s and the Obligors’ Oil and Gas Properties together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time and (ii) such other information as Administrative Agent may reasonably request. The term “Reserve Report” shall also include the information to be provided by Borrower setting forth the foregoing information as of December 31 of each year pursuant to Section 8.07(a).

“Reserve Requirement” means, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which LIBOR is to be determined as provided in the definition of “LIBOR” or (ii) any category of extensions of credit or other assets which include a LIBOR Loan.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and, with respect to financial matters, the term “Responsible Officer” shall include the Chief Financial Officer of such Person or to the extent such Person is a limited partnership, the Responsible Officer of such limited partnership’s general partner. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of Borrower.

“Scheduled Redetermination Date” has the meaning assigned such term in Section 2.06(b).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Security Instruments” means the agreements or instruments described or referred to in Exhibit D, and any and all other agreements or instruments now or hereafter executed and delivered by the Obligors or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of, the Notes (if any), the Guaranty Agreements, this Agreement, the Indebtedness or reimbursement obligations under the Letters of Credit, as such agreements may be amended, supplemented or restated from time to time.

“Subsidiary” means: (i) any Person of which at least a majority of the outstanding ownership having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time equity ownership interest of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of its Subsidiaries and (ii) any partnership of which Borrower or any of its Subsidiaries is a general partner, provided, however, that such term shall not include an Unrestricted Subsidiary. Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier to occur of (i) November 9, 2016, or (ii) the date on which the Lenders’ Commitments terminate in accordance with the provisions of this Agreement.

“Trade Payables” means money owed to creditors, vendors, or suppliers for products or services used in the ordinary course of business.

“Transfer” means any sale, assignment, farm-out, conveyance or other transfer of any Oil and Gas Property, or any interest in any Oil and Gas Property (including, without limitation, any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) of any Obligor, except for (i) the sale of Hydrocarbons in the ordinary course of business, (ii) the sale or transfer of equipment in the ordinary course of business that is no longer necessary for the business of any Obligor or is contemporaneously replaced by equipment of at least comparable value and use, and (iii) the sale of Oil and Gas Properties in one or more transactions of the Obligors for which value was given in the most recent Borrowing Base redetermination which in the aggregate have a fair market value of $1,000,000 or less.

“Type” means, with respect to any Loan, a Base Rate Loan or a LIBOR Loan.

“United States” and “U.S.” means the United States of America.

“Unrestricted Subsidiary” means, collectively, SBE Energy Partners LP, a Texas limited partnership, Okla Energy Partners LP, a Texas limited partnership, and any other subsidiary of Borrower or Guarantors that meets the requirements of an Unrestricted Subsidiary set forth in Section 9.17.

Section 1.03 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of Borrower referred to in Section 7.02 (except for changes concurred with by Borrower’s independent public accountants). References to “consolidated,” when it precedes any accounting term, means such term as it would apply to the Obligors on a consolidated basis, determined in accordance with GAAP.

Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision thereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II.

COMMITMENTS

Section 2.01 Loans and Letters of Credit.

(a) Loans. Each Lender severally agrees, on the terms and conditions of this Agreement, to make Loans to Borrower during the period from and including (i) the Closing Date or (ii) such later date that such Lender becomes a party to this Agreement as provided in Section 12.05(b), to and up to, but excluding, the Termination Date in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Commitment as then in effect; provided, however, that the Effective Amount at any one time outstanding shall not exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitment. Subject to the terms of this Agreement, during the period from the Closing Date to and up to, but excluding, the Termination Date, Borrower may borrow, repay and reborrow the amount described in this Section 2.01(a).

(b) Letters of Credit. Subject to the terms and provisions contained in Sections 2.02(g), 2.04(b) and 2.07 of this Agreement, during the period from and including the Closing Date to, but excluding, five (5) days before the Termination Date, Issuing Bank, as issuing bank for the Lenders, agrees to extend credit for the account of any Obligor at any time and from time to time by issuing, renewing, extending or reissuing Letters of Credit; provided however, the LC Exposure at any one time outstanding shall not exceed the lesser of (i) the LC Commitment or (ii) the Aggregate Commitment, as then in effect, minus the aggregate principal amount of all Loans then outstanding. The Lenders shall participate in such Letters of Credit and drawings thereunder according to their respective Percentage Shares. Each of Letter of Credit shall (i) be issued by Issuing Bank, (ii) contain such terms and provisions as are reasonably required by Issuing Bank, (iii) be for the account of any Obligor and (iv) expire not later than the earlier of (A) twelve months from the date of issuance of such Letter of Credit and (B) five (5) days before the Termination Date; provided, however, that any Letter of Credit with a twelve (12) month maturity may provide for the renewal thereof for an additional twelve (12) month period, which shall in no event extend beyond five (5) days before the Termination Date.

(c) Limitation on Types of Loans. Subject to the other terms and provisions of this Agreement, at the option of Borrower, the Loans may be Base Rate Loans or LIBOR Loans; provided that, without the prior written consent of the Majority Lenders, no more than five LIBOR Loans may be outstanding at any time.

(d) Notes.

(i) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of Borrower to such Lender resulting from the Loans made by such Lender, including the date, amount, Type, interest rate and Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, that the failure or delay of any Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of Borrower to in respect of the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement. Borrower shall have the right to inspect such records at the premises of each Lender during regular business hours upon reasonable notice to each Lender. Interest on the Loans shall accrue and be due and payable as provided herein.

(ii) This Agreement evidences the obligation of Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender at any time, Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form of Exhibit A. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

Section 2.02 Borrowings, Continuations and Conversions, Letter of Credit Requests.

(a) Borrowings. Borrower shall give Administrative Agent (which shall promptly notify the Lenders) advance notice as hereinafter provided of each borrowing hereunder, which shall specify (i) the aggregate amount of such borrowing, (ii) the Type and (iii) the date (which shall be a Business Day) of the Loans to be borrowed, and (iv) the duration of the Interest Period therefor (in the case of LIBOR Loans).

(b) Minimum Amounts. Each borrowing hereunder shall be in an aggregate minimum amount (i) for Base Rate Loans equal to the lesser of (A) $500,000 or any multiple integrals of $100,000 in excess thereof or (B) the unadvanced portion of the Available Borrowing Base, except that clause (A) shall not apply in the case of Loans to fund reimbursement obligations under drawings under Letters of Credit, and (ii) for LIBOR Loans $1,000,000 or any multiple integrals of $500,000 in excess thereof (if the Available Borrowing Base as of such Borrowing Date will be less than $500,000, then Borrower may not request a LIBOR Loan).

(c) Notices. All borrowings, continuations and conversions shall require advance written notice to Administrative Agent (which shall promptly notify the Lenders) in the form of Exhibit B (or telephonic notice promptly confirmed by such a written notice), which in each case shall be irrevocable, from Borrower to be received by Administrative Agent not later than 10:00 a.m. Houston, Texas time on the date of each Base Rate Loan borrowing and three Business Days prior to the date of each LIBOR Loan borrowing, continuation or conversion. Without in any way limiting Borrower’s obligation to confirm in writing any telephonic notice, Administrative Agent may act without liability upon the basis of telephonic notice believed by Administrative Agent in good faith to be from Borrower prior to receipt of written confirmation. In each such case, Borrower hereby waives the right to dispute Administrative Agent’s record of the terms of such telephonic notice except in the case of gross negligence or willful misconduct by Administrative Agent.

(d) Continuation Options. Subject to the provisions made in this Section 2.02(d), Borrower may elect to continue all or any part of any LIBOR Loan beyond the expiration of the then current Interest Period relating thereto by giving advance notice as provided in Section 2.02(c) to Administrative Agent (which shall promptly notify the Lenders) of such election, specifying the amount of such Loan to be continued and the Interest Period therefor. In the absence of such a timely and proper election, Borrower shall be deemed to have elected to convert such LIBOR Loan to a Base Rate Loan pursuant to Section 2.02(e). All or any part of any LIBOR Loan may be continued as provided herein, provided that (i) any continuation of any such Loan shall be (as to each Loan as continued for an applicable Interest Period) in amounts of at least $1,000,000 or any whole multiple of $500,000 in excess thereof and (ii) no Default shall have occurred and be continuing. If a Default shall have occurred and be continuing, each LIBOR Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto.

(e) Conversion Options. Borrower may elect to convert all or any part of any LIBOR Loan on the last day of the then current Interest Period relating thereto to a Base Rate Loan by giving advance notice to Administrative Agent (which shall promptly notify the Lenders) of such election. Subject to the provisions made in this Section 2.02(e), Borrower may elect to convert all or any part of any Base Rate Loan at any time and from time to time to a LIBOR Loan by giving advance notice as provided in

Section 2.02(c) to Administrative Agent (which shall promptly notify the Lenders) of such election. All or any part of any outstanding Loan may be converted as provided herein, provided that (i) any conversion of any Base Rate Loan into a LIBOR Loan shall be (as to each such Loan into which there is a conversion for an applicable Interest Period) in amounts of at least $1,000,000 or any whole multiple of $500,000 in excess thereof and (ii) no Default shall have occurred and be continuing. If a Default shall have occurred and be continuing, no Base Rate Loan may be converted into a LIBOR Loan.

(f) Advances. Not later than 12:00 p.m. Houston, Texas time on the date specified for each Loan to be advanced hereunder, each Lender shall make available the amount of the Loan to be made by it on such date to Administrative Agent, to an account which Administrative Agent shall specify, in immediately available funds, for the account of Borrower. The amounts so received by Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower by wire transfer in accordance with written instructions provided to Administrative Agent by Borrower.

(g) Letter of Credit Requests. Borrower shall give Issuing Bank (which shall promptly notify the Lenders of such request and their Percentage Share of such Letter of Credit) advance notice to be received by Issuing Bank not later than 11:00 a.m. Houston, Texas time not less than three Business Days prior thereto of each request for the issuance, and at least ten Business Days prior to the date of the renewal or extension, of a Letter of Credit hereunder which request shall specify (i) the amount of such Letter of Credit, (ii) the date (which shall be a Business Day) such Letter of Credit is to be issued, renewed or extended, (iii) the duration thereof, (iv) the name and address of the beneficiary thereof, and (v) such other information as Issuing Bank may reasonably request, all of which shall be reasonably satisfactory to Issuing Bank. Subject to the terms and conditions of this Agreement, on the date specified for the issuance, renewal or extension of a Letter of Credit, Issuing Bank shall issue, renew or extend such Letter of Credit to the beneficiary thereof.

In conjunction with the issuance of each Letter of Credit, Borrower shall execute a Letter of Credit Agreement. In the event of any conflict between any provision of a Letter of Credit Agreement and this Agreement, Borrower, Issuing Bank, Administrative Agent and the Lenders hereby agree that the provisions of this Agreement shall govern.

Issuing Bank will send to Borrower and each Lender, immediately upon issuance of any Letter of Credit, or an amendment thereto, a true and complete copy of such Letter of Credit, or such amendment thereto. Each such Letter of Credit shall, unless otherwise expressly agreed by Issuing Bank and Borrower at the time such Letter of Credit is issued, be subject to the rules of the “International Standby Practices 1998” or such later version as may be published by the Institute of International Banking Law and Practice (the “ISP 1998”), or any successor entity, and shall, as to matters not governed by the ISP 1998, be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.

Notwithstanding any provision in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender: if any LC Exposure exists at the time a Lender is a Defaulting Lender, (i) the provisions of Sections 2.09(b) and (d) shall apply and (ii) Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that cash collateral or another satisfactory arrangement will be provided by Borrower. Issuing Bank shall have no obligation to issue any Letter of Credit if any Lender is at such time a Defaulting Lender hereunder (unless Issuing Bank has entered into satisfactory arrangements with Borrower or such Defaulting Lender to eliminate Issuing Bank’s risk with respect to such Defaulting Lender).

Section 2.03 Changes of Commitments.

(a) Increase in Aggregate Commitment.

(i) Subject to the conditions set forth under clause (iv) below and the other requirements of this Section 2.03(a), upon notice to Administrative Agent (which shall promptly notify the Lenders), Borrower may from time to time request an increase in the Aggregate Commitment;

(ii) At the time of sending the notice described in Section 2.03(a)(i), Borrower (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Percentage Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(iii) Administrative Agent shall notify Borrower of the Lenders’ responses to the request made hereunder. In the event that Borrower cannot achieve the full amount of a requested increase from the existing Lenders and subject to the approval of Administrative Agent and Issuing Bank (which approvals shall not be unreasonably withheld), Borrower may invite Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Administrative Agent and its counsel.

(iv) Any increase in the Aggregate Commitment shall be subject to the following additional conditions:

(A) The Aggregate Commitment shall not at any time exceed the lesser of (1) the Aggregate Maximum Credit Amount after adjustments resulting from reductions thereof pursuant to Section 2.03(b) and (2) the then effective Borrowing Base;

(B) Any increase of the Aggregate Commitment shall be in a minimum amount of $5,000,000, or integral multiples of $1,000,000 in excess thereof;

(C) No Lender’s Commitment may be increased without the consent of such Lender;

(D) No Default or Event of Default shall have occurred and be continuing at the Increase Effective Date (defined below) or result from such increase;

(E) Borrower shall have paid any additional amounts required pursuant to Section 5.04 (including those resulting from any prepayment or assignment required by Section 2.03(a)(vi)) and any upfront or other fees charged by increasing and/or new Lenders required as a result of the increase in the Aggregate Commitment; and

(F) Borrower shall provide such other documents as Administrative Agent may reasonably request.

(v) If the Aggregate Commitment is increased in accordance with this Section 2.03(a), Administrative Agent and Borrower shall determine the effective date (such date, the “Increase Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly (i) notify Borrower of the final allocation of such increase in the Aggregate Commitment and the Increase Effective Date, and (ii) notify each Lender of its Commitment as of the Increase Effective Date.

(vi) To the extent necessary to keep the outstanding Loans ratable with any revised Percentage Shares of the Lenders arising from any nonratable increase in the Aggregate Commitment under this Section 2.03(a), Borrower shall prepay Loans outstanding on the Increase Effective Date and/or Lenders shall make assignments pursuant to arrangements satisfactory to Administrative Agent. In the event any Lender requests a new Note to reflect such Lender’s revised Percentage Share of the Maximum Credit Amount, Borrower shall deliver a new Note payable to such Lender in a principal amount equal to its revised Percentage Share of the Maximum Credit Amount, and otherwise duly completed. In the event any additional Lender requests a Note, Borrower shall deliver a Note payable to such Lender in a principal amount equal to its Percentage Share of the Maximum Credit Amount, and otherwise duly completed.

(vii) This Section shall supersede any provisions in Sections 4.04(b) or 12.04(i) to the contrary.

(b) Reduction in Aggregate Commitment. Borrower shall have the right to terminate or to permanently reduce the amount of the Aggregate Commitment at any time, or from time to time, upon notice given to Administrative Agent (which shall promptly notify the Lenders) not less than three (3) Business Days’ prior to the date of termination or reduction, which notice shall specify the effective date thereof and the amount of any such termination or reduction (which shall not be (y) less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (z) more than an amount which would result in the Aggregate Commitment being less than the Effective Amount, after giving effect to any concurrent prepayment pursuant to Section 4.01). Any such notice given shall be irrevocable and effective only upon receipt by Administrative Agent. The Aggregate Commitment once terminated or reduced may not be reinstated or increased by Borrower, except pursuant to Section 2.03(a).

Section 2.04 Fees.

(a) Commitment Fee. Borrower shall pay to Administrative Agent, for the account of the Lenders (except for any Defaulting Lender), an aggregate commitment fee at a rate per annum equal to the then-applicable Commitment Fee Rate times the average daily amount by which the Commitment exceeds the sum of the outstanding amount of Loans and LC Exposure for each Borrowing Base Period. Such commitment fee shall accrue from the Closing Date to the earlier of the date the Lenders’ Commitments are terminated or the Termination Date, and shall be payable quarterly in arrears on each Quarterly Date and on the earlier of the date the Lenders’ Commitments are terminated or the Termination Date.

(b) Letter of Credit Fees.

(i) Borrower agrees to pay Issuing Bank (for the ratable account of the Lenders (except for any Defaulting Lender) in their respective Percentage Shares), a fee for each Letter of Credit, to be paid in advance at issuance of the Letter of Credit for the first year thereof and thereafter, quarterly in arrears on each Quarterly Date and upon cancellation or expiration of each such Letter of Credit in the amount equal to the greater of (A) $500 and (B) the product of the daily average outstanding of the maximum liability of Issuing Bank existing from time to time under such Letter of Credit (calculated separately for each Letter of Credit) multiplied by the rate per annum equal to the Applicable

Margin in effect from time to time for LIBOR Loans; provided, however, if any Letter of Credit exists at the time a Lender becomes a Defaulting Lender (x) if Borrower has cash collateralized any portion of such Defaulting Lender’s Percentage Share of the LC Exposure pursuant to Section 2.02(g) then Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to this Section 2.04(b) with respect to such Defaulting Lender’s Percentage Share of the LC Exposure during the period such Defaulting Lender’s Percentage Share of the LC Exposure is cash collateralized, (y) if the non-Defaulting Lenders’ exposure to Letters of Credit is reallocated pursuant to Section 2.09(d), then the fees payable to the Lenders pursuant to this Section 2.04(b) shall be adjusted in accordance with the non-Defaulting Lenders’ Percentage Shares of the LC Exposure as so allocated, or (z) if such Defaulting Lender’s Percentage Share of the LC Exposure is neither cash collateralized pursuant to Section 2.02(g) nor reallocated pursuant to Section 2.09(d), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender pursuant to this Section 2.04(b) with respect to such Defaulting Lender’s Percentage Share of the LC Exposure shall be payable to Issuing Bank until such LC Exposure is cash collateralized and/or reallocated. Each Letter of Credit shall be deemed to be outstanding up to the full face amount of the Letter of Credit until Issuing Bank has received the canceled Letter of Credit or a written cancellation of the Letter of Credit from the beneficiary of such Letter of Credit in form and substance acceptable to Issuing Bank, or for any reductions in the amount of the Letter of Credit (other than from a drawing), written notification from the beneficiary of such Letter of Credit.

(ii) Borrower agrees to pay Administrative Agent, for the account of Issuing Bank, (1) a commission for issuing the Letters of Credit (calculated separately for each Letter of Credit) equal to 0.20% of the face amount of each Letter of Credit, payable upon issuance of such Letter of Credit and (2) Issuing Bank’s usual and customary fees for amendment to transfer of, or negotiation of the terms of each Letter of Credit.

(c) Administrative Fee. Borrower shall pay fees to Administrative Agent for Administrative Agent’s own account, as required by the Fee Letter.

Section 2.05 Prepayments.

(a) Voluntary Prepayments. Borrower may prepay the Base Rate Loans upon not less than one (1) Business Day’s prior notice to Administrative Agent (which shall promptly notify the Lenders), which notice shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which shall be at least $100,000 or the remaining aggregate principal balance outstanding under this Agreement) and shall be irrevocable and effective only upon receipt by Administrative Agent, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date. Borrower may prepay LIBOR Loans on the same conditions as for Base Rate Loans, except (x) prior notice to Administrative Agent shall be not less than three (3) Business Days for LIBOR Loans, (y) prepayments of LIBOR Loans shall be subject to the terms of Section 5.05, and (z) prepayments of LIBOR Loans shall be in an amount equal to all of the LIBOR Loans for the Interest Period prepaid. In the event of a voluntary prepayment pursuant to this Section 2.05(a), Borrower shall be entitled to reborrow such amounts pursuant to Section 2.01.

(b) Mandatory Prepayments.

(i) Borrowing Base. If a Borrowing Base Deficiency results from the redetermination or reduction of the Borrowing Base pursuant to the terms of this Agreement, then Borrower shall, within thirty (30) days after the occurrence of such Borrowing Base Deficiency, exercise any one or combination of the following: (A) make a mandatory principal prepayment (together with interest on the principal amount paid accrued to the date of each such prepayment) (x) in an amount equal to the amount of the Borrowing Base Deficiency, after giving effect to any action taken under (B) hereof, or (y) in three (3) monthly installments each equal to one-third of the amount of the Borrowing Base Deficiency, after giving effect to any action taken under (B) hereof, with the first such installment due thirty (30) days after the occurrence of such Borrowing Base Deficiency, and each following installment due thirty (30) days after the preceding installment; or (B) pledge, or cause any Subsidiary to pledge, additional unencumbered collateral of sufficient value and character (as determined by Administrative Agent and the Lenders in their sole discretion) that when added to the existing collateral shall cause the Borrowing Base to equal or exceed the Effective Amount, after giving effect to any action taken under (A) hereof. If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, Borrower shall pay to Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.07(c).

(ii) Upon Procurement of Capital. If, at any time after the Closing Date, Borrower obtains funds by the sale of capital stock or any other equity offering or by the issuance of subordinated unsecured Debt to the extent permitted by the terms of this Agreement, and if at such time there exists a Borrowing Base Deficiency, the proceeds obtained by such capital stock or other equity offering or issuance of such Debt shall, within three (3) Business Days of Borrower obtaining such proceeds, be used to pay such Borrowing Base Deficiency.

(c) Generally. Prepayments permitted or required under this Section 2.05 shall be without premium or penalty, but shall be subject to payment of amounts due pursuant to Section 5.04. Any prepayments on the Loans may be reborrowed subject to the then effective Borrowing Base (subject to the then effective Aggregate Commitment).

Section 2.06 Borrowing Base.

(a) At all times prior to the Termination Date the Effective Amount shall not exceed the Borrowing Base then in effect. During the period from and after the Closing Date until the first redetermination pursuant to this Section 2.06 or automatic reduction pursuant to Sections 9.14 and 9.22, the amount of the Borrowing Base shall be $180,000,000 (the “Initial Borrowing Base”). The Borrowing Base shall be determined in accordance with Section 2.06(b) by Administrative Agent with the concurrence of the Lenders and is subject to redetermination in accordance with Sections 2.06(b) and (c) and automatic reduction in accordance with Sections 9.14 and 9.22. Upon any redetermination or automatic reduction of the Borrowing Base, such redetermination or automatic reduction shall remain in effect until the earliest of: (y) the next successive Redetermination Date and (z) the date of the next automatic reduction. So long as any of the Commitments are in effect or any LC Exposure or Loans are outstanding hereunder, this facility shall be governed by the then effective Borrowing Base (subject to the then effective Aggregate Commitment).

(b) Scheduled Borrowing Base Determination. Upon receipt of the reports required by Section 8.07 and such other reports, data and supplemental information as may from time to time be reasonably requested by Administrative Agent (the “Engineering Reports”), the Borrowing Base shall be redetermined for each Borrowing Base Period and each such redetermination shall be effective as of the date set forth in such notice of redetermination (the “Scheduled Redetermination Date”). The Borrowing Base shall be determined (i) in accordance with Administrative Agent’s and the Lenders’ customary policies and procedures for extending credit to Oil and Gas reserve-based customers and (ii) based upon the loan collateral value assigned to the Mortgaged Properties and such other credit factors (including without limitation the assets, liabilities, cash flow, business, properties, prospects, management and ownership of Borrower) which Administrative Agent and the Lenders deem significant. Administrative Agent and the Lenders’ determination of the Borrowing Base shall be in their sole discretion and shall not be subject to review or challenge. Upon each redetermination of the Borrowing

Base, Administrative Agent shall recommend to the Lenders a new Borrowing Base and the Lenders shall (by unanimous agreement in the case of Borrowing Base increases and by agreement of the Majority Lenders in the case of Borrowing Base decreases or affirmations of the current Borrowing Base amount) establish the redetermined Borrowing Base. If Borrower does not furnish the Engineering Reports by the date required, Administrative Agent and the Lenders may nonetheless determine a new Borrowing Base. It is expressly understood that the Lenders shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Aggregate Maximum Credit Amount or otherwise.

(c) Special Borrowing Base Determination. In addition to “Scheduled Borrowing Base Determinations” pursuant to Section 2.06(b), Borrower and Administrative Agent (at the direction of the Majority Lenders), may each request one (1) additional redetermination of the Borrowing Base between Scheduled Borrowing Base Determinations. In the event Borrower requests a “Special Borrowing Base Determination” pursuant to this Section 2.06(c), Borrower shall deliver written notice of such request to Administrative Agent which shall include: (i) Engineering Report(s) prepared as of a date not more than thirty (30) calendar days prior to the date of such request, and (ii) such other information as Administrative Agent and the Lenders shall request prepared as of a date not more than thirty (30) calendar days prior to the date of such request. Likewise, in the event Administrative Agent (at the direction of the Majority Lenders) exercises its option for a Special Borrowing Base Determination, Administrative Agent shall (y) promptly notify Borrower that it has been directed by the Majority Lenders to exercise such option and (z) promptly notify Borrower of the redetermined Borrowing Base.

(d) Mandatory Borrowing Base Reductions. In addition to the Borrowing Base determinations provided for in this Section 2.06, the Borrowing Base is subject to mandatory reduction pursuant to the terms of Sections 9.14 and 9.22.

Section 2.07 Letters of Credit.

(a) Participation by Lenders. Upon the issuance date of each Letter of Credit, Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from Issuing Bank, a participation, to the extent of such Lender’s Percentage Share, in such Letter of Credit, the obligations thereunder and in the reimbursement obligations of Borrower due in respect of drawings made under such Letter of Credit. If requested by Issuing Bank, the other Lenders will execute any other documents reasonably requested by Issuing Bank to evidence the purchase of such participation. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Agreement in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(b) Reimbursement by Borrower. Upon the presentment of any draft for honor under any Letter of Credit by the beneficiary thereof which Issuing Bank determines is in compliance with the conditions for payment thereunder, Issuing Bank shall promptly notify Borrower and Administrative Agent thereof, but failure to so notify Borrower shall not in any way affect Borrower’s obligations hereunder. If a disbursement by Issuing Bank is made under any Letter of Credit, Borrower shall pay to Administrative Agent within two (2) Business Days after notice of any such disbursement is received by Borrower, the amount of each such disbursement made by Issuing Bank under the Letter of Credit (if such payment is not sooner effected as may be required under this Section 2.07 or under other provisions of the Letter of Credit), together with interest on the amount disbursed from and including the date of disbursement until payment in full of such disbursed amount at a varying rate per annum equal to

(i) the then applicable interest rate for Base Rate Loans through the second Business Day after notice of such disbursement is received by Borrower and (ii) thereafter, the Post-Default Rate for Base Rate Loans (but in no event to exceed the Highest Lawful Rate) for the period from and including the third Business Day following the date of such disbursement to and including the date of repayment in full of such disbursed amount. The obligations of Borrower under this Agreement with respect to each Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid or performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, but only to the fullest extent permitted by applicable law, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the Security Instruments; (ii) any amendment or waiver of (including any default), or any consent to departure from this Agreement (except to the extent permitted by any amendment or waiver), any Letter of Credit or any of the Security Instruments; (iii) the existence of any claim, set-off, defense or other rights which Borrower may have at any time against the beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), Issuing Bank, Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the Security Instruments, the transactions contemplated hereby or any unrelated transaction; (iv) any statement, certificate, draft, notice or any other document presented under any Letter of Credit proves to have been forged, fraudulent, insufficient or invalid in any respect or any statement therein proves to have been untrue or inaccurate in any respect whatsoever; (v) payment by Issuing Bank under any Letter of Credit against presentation of a draft certificate which appears on its face to comply, but does not comply, with the terms of such Letter of Credit; and (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Notwithstanding anything in this Agreement to the contrary, Borrower will not be liable for payment or performance that results from the gross negligence or willful misconduct of Issuing Bank, except (y) where Borrower or any Subsidiary actually recovers the proceeds for itself or Issuing Bank of any payment made by Issuing Bank in connection with such gross negligence or willful misconduct or (z) in cases where Administrative Agent makes payment to the named beneficiary of a Letter of Credit.

(c) Obligation to Prepay; Cash Collateral. In the event of the occurrence of any Event of Default, a payment or prepayment pursuant to Section 2.05(b) or the maturity of the Indebtedness, whether by acceleration or otherwise, an amount equal to the LC Exposure (or the excess in the case of Section 2.05(b)) shall be deemed to be forthwith due and owing by Borrower to Issuing Bank, Administrative Agent and the Lenders as of the date of any such occurrence. Borrower’s obligation to pay such amount shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which Borrower may now or hereafter have against any such beneficiary, Issuing Bank, Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such payments shall be held by Issuing Bank on behalf of the Lenders as cash collateral securing the LC Exposure in an account or accounts at the Principal Office. Borrower hereby grants to and by its deposit with Administrative Agent grants to Administrative Agent a security interest in such cash collateral. In the event of any such payment by Borrower of amounts contingently owing under outstanding Letters of Credit and in the event that thereafter drafts or other demands for payment complying with the terms of such Letters of Credit are not made prior to the respective expiration dates thereof, Administrative Agent agrees, if no Event of Default has occurred and is continuing or if no other amounts are outstanding under this Agreement, the Notes (if any) or the Security Instruments, to remit to Borrower amounts for which the contingent obligations evidenced by the Letters of Credit have ceased.

(d) Reimbursement by Lenders. Each Lender severally and unconditionally agrees that it shall promptly reimburse Issuing Bank an amount equal to such Lender’s Percentage Share of any disbursement made by Issuing Bank under any Letter of Credit that is not reimbursed according to this Section 2.07.

(e) Loans. Notwithstanding anything to the contrary contained herein, if no Default exists and subject to availability under the Aggregate Commitment (after reduction for LC Exposure), to the extent Borrower has not reimbursed Issuing Bank for any amounts drawn under a Letter of Credit within one (1) Business Day after notice of such disbursement has been received by Borrower, the amount of such Letter of Credit reimbursement obligation shall automatically be funded by the Lenders as a Loan hereunder and used by the Lenders to pay such Letter of Credit reimbursement obligation. If an Event of Default has occurred and is continuing, or if the funding of such Letter of Credit reimbursement obligation as a Loan would cause the aggregate amount of all Loans outstanding to exceed the Aggregate Commitment (after reduction for LC Exposure), such Letter of Credit reimbursement obligation shall not be funded as a Loan, but instead shall accrue interest as provided in Section 2.07(c).

(f) Assumption of Risks. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit or any transferee thereof with respect to its use of such Letter of Credit. Neither Issuing Bank (except in the case of gross negligence or willful misconduct on the part of Issuing Bank or any of its employees), its correspondents nor any Lender shall be responsible for the validity, sufficiency or genuineness of certificates or other documents or any endorsements thereon, even if such certificates or other documents should in fact prove to be invalid, insufficient, fraudulent or forged; for errors, omissions, interruptions or delays in transmissions or delivery of any messages by mail, telex, or otherwise, whether or not they be in code; for errors in translation or for errors in interpretation of technical terms; the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; the failure of any beneficiary or any transferee of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; or for any other consequences arising from causes beyond Issuing Bank’s control or the control of Issuing Bank’s correspondents. In addition, neither Issuing Bank, Administrative Agent nor any Lender shall be responsible for any error, neglect, or default of any of Issuing Bank’s correspondents; and none of the above shall affect, impair or prevent the vesting of any of Issuing Bank’s, Administrative Agent’s or any Lender’s rights or powers hereunder or under the Letter of Credit Agreements, all of which rights shall be cumulative. Issuing Bank and its correspondents may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation of any matter contained therein regardless of any notice or information to the contrary. In furtherance and not in limitation of the foregoing provisions, Borrower agrees that any action, inaction or omission taken or not taken by Issuing Bank or by any correspondent for Issuing Bank in good faith in connection with any Letter of Credit, or any related drafts, certificates, documents or instruments, shall be binding on Borrower and shall not put Issuing Bank or its correspondents under any resulting liability to Borrower.

Section 2.08 Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

Section 2.09 Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.04(a); and

(ii) the Commitment and the sum of the outstanding principal amount of the Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.04), provided that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

(b) Cash Collateral.

(i) At any time that there shall exist a Defaulting Lender, if the reallocation described in Section 2.09(d) cannot, or can only partially, be effected then, within one Business Day of the request of Administrative Agent or Issuing Bank, Borrower shall deliver to Administrative Agent cash collateral in an amount sufficient to cover all of such Defaulting Lender’s Percentage Share of the LC Exposure after taking into account any reallocation pursuant to Section 2.09(d). Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under Section 2.05(b)(i), this Section 2.09, or Section 10.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Exposure and other obligations for which the cash collateral was so provided, prior to any other application of such property as may be provided for herein.

(ii) Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure shall be released promptly following (i) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or by replacement of the applicable Defaulting Lender by assignment made in accordance with this Agreement) or (ii) Administrative Agent’s good faith determination that there exists excess cash collateral; provided, however, that cash collateral furnished by or on behalf of an Obligor shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.09 may be otherwise applied in accordance with Section 10.02).

(c) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise, and including any amounts made available to Administrative Agent by such Defaulting Lender pursuant to Section 11.09), shall be applied at such time or times as may be determined by Administrative Agent as follows:

first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Issuing Bank hereunder;

third, if so determined by Administrative Agent or requested by Issuing Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit, unless Administrative Agent has previously received cash collateral in an amount sufficient to cover future funding obligations after taking into account any reallocation of such Defaulting Lender’s participation obligation;

fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent;

fifth, if so determined by Administrative Agent and Borrower, to be held in an interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; and

sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Matured LC Obligations were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Matured LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.09(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) Reallocation of Percentage Share to Reduce LC Exposure. During any period in which there is a Defaulting Lender, the Defaulting Lender’s Percentage Share of the LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with the Percentage Shares (computed without giving effect to the Commitment of such Defaulting Lender), and for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.01(b), the “Percentage Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the outstanding principal amount of Loans owed to such non-Defaulting Lender; and (iii) no such reallocation shall constitute a waiver or release of any claim Borrower, Administrative Agent, Issuing Bank or any other Lender may have against such Defaulting Lender or result such Defaulting Lender becoming a non-Defaulting Lender.

(e) Defaulting Lender Cure. In the event that Administrative Agent and Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Defaulting Lender to be a Defaulting Lender, then Administrative Agent shall notify the Lenders and on the effective date specified in such notice, and such Lender shall purchase at par such of the Loans of the other Lenders as Administrative Agent shall determine may be necessary in order for such Defaulting Lender to hold such Loans in accordance with its Percentage Share.

ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

Section 3.01 Repayment of Loans. On the Termination Date Borrower shall repay to Administrative Agent (for the account of the Lenders in their respective Percentage Shares) the outstanding aggregate principal of the Loans, plus all accrued but unpaid interest, fees and expenses and other amounts then due hereunder or under the other Loan Documents.

Section 3.02 Interest.

(a) Interest Rates. Borrower will pay to Administrative Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date such Loan is made to, but excluding, the date such Loan shall be paid in full, at the following rates per annum:

(i) if such a Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate; and

(ii) if such a Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBOR for such Loan plus the Applicable Margin (as in effect from time to time), but in no event to exceed the Highest Lawful Rate.

(b) Post-Default Rate. Notwithstanding the foregoing, Borrower will pay to Administrative Agent, for the account of each Lender, interest at the applicable Post-Default Rate on any Loan made by such Lender, and (to the fullest extent permitted by law) on any other amount payable by Borrower hereunder, under any Loan Document or under any Note held by such Lender to or for account of such Lender, for the period commencing on the date of an Event of Default until the same is paid in full or all Events of Default are cured or waived.

(c) Due Dates. Accrued interest on Base Rate Loans shall be payable on each Quarterly Date commencing on January 1, 2012, and accrued interest on each LIBOR Loan shall be payable on the last day of the Interest Period therefor and, if such Interest Period is longer than three months at three-month intervals following the first day of such Interest Period, except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any LIBOR Loan that is converted into a Base Rate Loan (pursuant to Section 5.04) shall be payable on the date of conversion (but only to the extent so converted). Any accrued and unpaid interest on the Loans on the Termination Date shall be paid on such date.

(d) Determination of Rates. Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall notify the Lenders to which such interest is payable and Borrower thereof. Each determination by Administrative Agent of an interest rate or fee hereunder shall, except in cases of manifest error, be final, conclusive and binding on the parties.

ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

Section 4.01 Payments Generally; Administrative Agent’s Clawback; Several Obligations.

(a) General. Except to the extent otherwise provided herein, all payments to be made by Borrower shall be made in Dollars, in immediately available funds, to Administrative Agent at such account as Administrative Agent shall specify by notice to Borrower from time to time, not later than 11:00 a.m. Houston, Texas time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off, recoupment or counterclaim. Each payment received by Administrative Agent for account of a Lender shall be paid promptly to such Lender in immediately available funds. Except as otherwise provided in the definition of “Interest Period”, if the due date of any payment would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension. At the time of each payment to Administrative Agent of any principal of or interest on any borrowing, Borrower shall notify Administrative Agent of the Loans to which such payment shall apply. In the absence of such notice Administrative Agent may specify the Loans to which such payment shall apply, but to the extent possible such payment or prepayment will be applied first to the Loans comprised of Base Rate Loans. When Administrative Agent collects or receives money on account of the Indebtedness or otherwise pursuant to the Security Instruments, if such money is insufficient to pay all such Indebtedness, such money shall be applied first to any reimbursements due Administrative Agent under Section 12.03.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(c) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or Issuing Bank hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or Issuing Bank, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) Several Obligations of the Lenders. The failure of any Lender to make any Loan to be made by it, to provide funds for disbursements or reimbursements under Letters of Credit or to make a payment pursuant to Section 12.03(c) on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan or provide funds on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, to provide funds to be provided by such other Lender, or to make any payment pursuant to Section 12.03(c) to be made by such Lender.

Section 4.02 Pro Rata Treatment. Except to the extent otherwise provided herein each Lender agrees that: (i) each borrowing from the Lenders under Section 2.01 and each continuation and conversion under Section 2.02 shall be made from the Lenders pro rata in accordance with their Percentage Share, each payment of fees under Sections 2.04(a) and 2.04(b)(i) shall be made for account of the Lenders pro rata in accordance with their Percentage Share, and each termination or reduction of the amount of the Aggregate Maximum Credit Amount under Section 2.03 shall be applied to the Commitment of each Lender, pro rata according to the amounts of its respective Commitment; (ii) each payment of principal of Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amount of the Loans held by the Lenders; (iii) each payment of interest on Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders; and (iv) each reimbursement by Borrower of disbursements under Letters of Credit shall be made for account of Issuing Bank or, if funded by the Lenders, pro rata for the account of the Lenders, in accordance with the amounts of reimbursement obligations due and payable to each respective Lender. Notwithstanding anything to the contrary herein, (y) nothing in this Section 4.02 shall have any affect on the right of Issuing Bank to receive payment or collateral in connection with Section 2.02(g) and (z) to the extent money is received by Administrative Agent pursuant to the exercise of remedies under the Security Instruments such money shall be applied to the pro rata payment of obligations secured by such Security Instruments.

Section 4.03 Computations. Interest on LIBOR Loans and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable, unless such calculation would exceed the Highest Lawful Rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be. Interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

Section 4.04 Set-off, Sharing of Payments, Etc.

(a) If an Event of Default shall have occurred and be continuing, each Lender, Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, Issuing Bank or any such Affiliate to or for the credit or the account of Borrower or any other Obligor against any and all of the obligations of Borrower or any other Obligor now or hereafter existing under this Agreement or any other Loan Document to such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or any other Obligor may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise (except pursuant to Section 2.03(a)(vi)), obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Exposure resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and subparticipations in LC Exposure, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 4.04 shall not be construed to apply to (y) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Exposure to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

Section 4.05 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Indebtedness of Borrower shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable Governmental Requirements to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Governmental Requirements.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of Section 4.05(a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Governmental Requirements.

(c) Indemnification by Borrower. Borrower shall indemnify Administrative Agent, each Lender and Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent, such Lender or Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or Issuing Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv) if a payment made to a Lender under any Loan Document would be subject to a withholding tax imposed by FATCA as a result of such Lender failing to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver documentation or certifications as are required to evidence compliance by the Lender with FATCA for purposes of determining if the Lender is subject to such withholding tax, or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If Administrative Agent, any Lender or Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or Issuing Bank in the event Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This Section 4.10(f) shall not be construed to require Administrative Agent, any Lender or Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

ARTICLE V.

CAPITAL ADEQUACY

Section 5.01 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any Reserve Requirement reflected in the LIBOR), or Issuing Bank;

(ii) subject any Lender or Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loans made by it, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such

Lender, or the Letters of Credit issued by Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.02 Limitation on LIBOR Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR for any Interest Period:

(a) Administrative Agent determines (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” in Section 1.02 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(b) Administrative Agent determines (which determination shall be conclusive, absent manifest error) that the relevant rates of interest referred to in the definition of “LIBOR” in Section 1.02 upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not sufficient to adequately cover the cost to the Lenders of making or maintaining LIBOR Loans;

then Administrative Agent shall give Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make or maintain LIBOR Loans hereunder.

Section 5.03 Illegality.

(a) If any Lender determines that the introduction of any Governmental Requirement, or any Change in Law, or in the interpretation or administration of any Governmental Requirement, has, since the Closing Date, made it unlawful, or that, since the Closing Date, any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBOR Loans, then, on notice thereof by the Lender to Borrower through Administrative Agent, any obligation of that Lender to make LIBOR Loans shall be suspended until the Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist; such notice to be promptly given upon the determination that such circumstances no longer exist.

(b) If a Lender determines that it is unlawful to maintain any LIBOR Loan, Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to Administrative Agent), convert such LIBOR Loans of that Lender then outstanding into a Base Rate Loan without regard to conditions precedent described in Section 6.02, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Loan. Upon any such conversion, Borrower shall pay accrued interest on the amount so converted. In addition, if any such conversion occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay the affected Lender such amounts, if any, as may be required pursuant to Section 5.05.

(c) If the obligation of any Lender to make or maintain LIBOR Loans has been so terminated or suspended, all Loans which would otherwise be made or maintained by the Lender as LIBOR Loans shall be instead Base Rate Loans.

Section 5.04 Compensation. Borrower shall pay to each Lender within thirty (30) days of receipt of written request of such Lender (which request shall set forth, in reasonable detail, the basis for requesting such amounts and which shall be conclusive and binding for all purposes provided that such determinations are made on a reasonable basis), such amount or amounts as shall compensate it for any loss, cost, expense or liability which such Lender determines are attributable to:

(a) any payment, prepayment or conversion of a LIBOR Loan properly made by such Lender or Borrower for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10.01) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by Borrower for any reason (including but not limited to, the failure of any of the conditions precedent specified in Article VI to be satisfied) to borrow, continue or convert a LIBOR Loan from such Lender on the date for such borrowing, continuation or conversion specified in the relevant notice given pursuant to Section 2.02(c).

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

Section 5.05 Certificates of Lenders. Any Lender claiming reimbursement or compensation under Section 4.05 or this Article V shall deliver to Borrower (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

Section 5.06 Replacement Lenders; Mitigation Obligations.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.01, or Borrower is required to pay any additional amount to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 4.05, or if any Lender gives a notice pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.05 or 5.01, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 5.03, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.05, or if any Lender becomes a Defaulting Lender and continues as a Defaulting Lender for more than five (5) Business Days at any time, or if any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires the consent or a greater percentage of the Lenders than the Majority Lenders and such amendment, waiver or other modification is consented to by the Majority Lenders, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.05), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(i) Borrower shall have paid to Administrative Agent the assignment fee specified in Section 12.05.

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 4.05, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting the assignment required for a Defaulting Lender under this Section 5.06(b) and to the extent permitted under applicable Governmental Requirements, each Lender hereby designates and appoints Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender was a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.

ARTICLE VI.

CONDITIONS PRECEDENT

Section 6.01 Initial Funding. The effectiveness of this Agreement and the obligation of each Lender and Issuing Bank to make its Initial Funding hereunder is subject to the receipt by Administrative Agent of the following documents, each of which shall be satisfactory to Administrative Agent in form and substance, and satisfaction of the other conditions provided in this Section 6.01:

(a) A certificate of the Secretary or an Assistant Secretary of Borrower, setting forth (i) resolutions of its board of directors with respect to Borrower’s authorization to execute and deliver the Loan Documents, to which it is a party and to enter into the transactions contemplated in those documents, (ii) the Responsible Officers of Borrower (y) who are authorized to sign the Loan Documents to which Borrower is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of organization, incorporation and bylaws, as applicable, of Borrower, certified as being true and complete. Administrative Agent and the Lenders may conclusively rely on such certificate until Administrative Agent receives notice in writing from Borrower to the contrary.

(b) A certificate of the Secretary or an Assistant Secretary of each Guarantor setting forth (i) resolutions of its or its general partner’s board of directors or managers, as applicable, with respect to the authorization of such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Guarantor (y) who are authorized to sign the Loan Documents to which such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of organization, incorporation and bylaws (or equivalent constituent documents) of such Guarantor, and its general partner, as applicable, certified as being true and complete. Administrative Agent and the Lenders may conclusively rely on such certificates until they receive notice in writing from any Guarantor to the contrary.

(c) Certificates of the appropriate state agencies with respect to the existence, foreign qualification and good standing of the Obligors.

(d) A compliance certificate which shall be substantially in the form of Exhibit C, duly and properly executed by a Responsible Officer of Borrower and dated as of the date of the Initial Funding.

(e) Any Notes requested by the Lenders, duly completed and executed.

(f) The Security Instruments, including those described on Exhibit D, duly completed and executed in sufficient number of counterparts for recording, as necessary.

(g) An opinion of The Bond Law Firm, counsel to the Obligors and from other local counsel acceptable to Administrative Agent with respect to the due formation, authorization and existence of the Obligors and the enforceability of the Loan Documents and perfection of the Security Instruments under the laws of the states wherein the Oil and Gas Properties are located in form and substance satisfactory to Administrative Agent, as to such matters incident to the transactions herein contemplated as Administrative Agent may reasonably request.

(h) A certificate of insurance coverage of Borrower and each Guarantor evidencing that Borrower and each Guarantor are carrying insurance in accordance with Section 7.18 and Section 8.03(b), and naming Administrative Agent as additional insured and loss payee.

(i) Title information as Administrative Agent may require setting forth the status of title acceptable to Administrative Agent to at least 80% of the value of the proved Oil and Gas Properties of Borrower and the Guarantors included in the Initial Reserve Report.

(j) Administrative Agent shall have been furnished with appropriate UCC search certificates and other evidence satisfactory to Administrative Agent with respect the Obligor’s Oil and Gas Properties reflecting no prior Liens other than in favor of Administrative Agent.

(k) The Mortgaged Properties represent at least eighty percent (80%) of the value of Oil and Gas Properties evaluated in the Initial Reserve Report.

(l) Administrative Agent must be satisfied with the environmental condition of the Mortgaged Properties.

(m) Financial statements of Borrower and its Consolidated Subsidiaries in form and substance satisfactory to Administrative Agent.

(n) Payment of all required fees to Administrative Agent and Lenders, including fees and expenses arising under or referenced in the Fee Letter and Section 2.04, including all reasonable fees, charges and disbursements of special counsel to Administrative Agent incurred.

(o) Certifications from the Obligors in the Security Instruments that no “Building” (as defined in applicable flood insurance regulations) is included in the Mortgaged Property.

(p) Such other approvals, opinions, documents or materials as Administrative Agent, any Lender or special counsel to Administrative Agent may reasonably request.

Section 6.02 Initial and Subsequent Loans and Letters of Credit. The obligation of the Lenders to make Loans to Borrower upon the occasion of each borrowing hereunder (including the Initial Funding), or to convert any Loan into a LIBOR Loan under Section 2.02(e), and the obligation of Issuing Bank to issue, renew, extend or reissue Letters of Credit for the account of Borrower (including the Initial Funding), is subject to the conditions precedent that, as of the date of such Loans or Letter of Credit issuance and after giving effect thereto:

(a) no Default or Event of Default shall have occurred and be continuing;

(b) no Material Adverse Effect shall have occurred and be continuing; and

(c) the representations and warranties made by Borrower in Article VII and in the Security Instruments shall be true on and as of the date of the making of such Loans, conversion of such Loans into a LIBOR Loan, or issuance, renewal, extension or reissuance of a Letter of Credit with the same force and effect as if made on and as of such date and following such new borrowing, except to the extent such representations and warranties are expressly limited to an earlier date, in which case they shall be true and correct as of such earlier date, or the Majority Lenders may expressly consent in writing to the contrary.

Each request for a borrowing or conversion or issuance, renewal, extension or reissuance of a Letter of Credit by Borrower hereunder shall constitute a certification by Borrower to the effect set forth in Section 6.02(c) (both as of the date of such notice and, unless Borrower otherwise notifies Administrative Agent prior to the date of and immediately following such borrowing or conversion or issuance, renewal, extension or reissuance of a Letter of Credit as of the date thereof).

Section 6.03 Conditions Precedent for the Benefit of Lenders and Issuing Bank. All conditions precedent to the obligations of the Lenders to make any Loan or Issuing Bank to issue, renew, extend or reissue any Letter of Credit are imposed hereby solely for the benefit of the Lenders and Issuing Bank, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lenders will refuse to make any Loan or Issuing Bank will refuse to issue, renew, extend or reissue any Letter of Credit in the absence of strict compliance with such conditions precedent.

Section 6.04 No Waiver. No waiver of any condition precedent shall preclude Administrative Agent, Issuing Bank or the Lenders from requiring such condition to be met prior to making any subsequent Loan or issuing any subsequent Letter of Credit or preclude the Lenders from thereafter declaring that the failure of Borrower to satisfy such condition precedent constitutes a Default.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES

Each of the Obligors represents and warrants to Administrative Agent and the Lenders that (each representation and warranty herein is given as of the Closing Date and shall be deemed repeated and reaffirmed on the dates of each borrowing, conversion and issuance, renewal, extension or reissuance of a Letter of Credit as provided in Section 6.02):

Section 7.01 Corporate Existence. Each of the Obligors: (i) is a corporation, limited liability company or limited partnership duly organized, formed, legally existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable; (ii) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

Section 7.02 Financial Condition. The unaudited pro forma consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of September 30, 2011, and their related consolidated statements of income, owners’ equity and cash flow of Borrower and its Consolidated Subsidiaries for the three-month and nine-month periods ended on such date heretofore furnished to Administrative Agent, are complete and correct and fairly present the consolidated financial condition of Borrower and its Consolidated Subsidiaries as at said date and the results of its operations for the three-month and nine-month periods on said date, all in accordance with GAAP, as applied on a consistent basis (subject, in the case of the interim financial statements, to normal year-end adjustments). Neither Borrower nor any Subsidiary has on the Closing Date any material Debt, contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or in Schedule 7.02. Since the date of Borrower’s most recent consolidated balance sheet delivered to Administrative Agent, there has been no change or event having a Material Adverse Effect. Since the date of Borrower’s most recent consolidated balance sheet delivered to Administrative Agent, neither the business nor the Properties of Borrower or any Subsidiary have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

Section 7.03 Litigation. Except as disclosed to the Lenders in Schedule 7.03 hereto, at the Closing Date there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Obligors threatened against or affecting the Obligors or any Subsidiary which involves the possibility of any judgment or liability against any Obligor or any Subsidiary not fully covered by insurance (except for normal deductibles), and which would have a Material Adverse Effect.

Section 7.04 No Breach. Neither the execution and delivery of the Loan Documents, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter or by-laws of the Obligors or any Subsidiary, or any Governmental Requirement or any agreement or instrument to which any Obligor or any Subsidiary is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Obligor or any Subsidiary pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents.

Section 7.05 Authority. Each Obligor and each Subsidiary has all necessary corporate power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; and the execution, delivery and performance by each Obligor and each Subsidiary of the Loan Documents to which it is a party, have been duly authorized by all necessary corporate action on its part; and the Loan Documents constitute the legal, valid and binding obligations of each Obligor, enforceable in accordance with their terms.

Section 7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any other Person are necessary for the execution, delivery or performance by any Obligor of the Loan Documents to which it is a party or for the validity or enforceability thereof, except for the recording and filing of the Security Instruments as required by this Agreement.

Section 7.07 Use of Loans. The proceeds of the Loans shall be used (i) for the development of the Obligors’ Oil and Gas Properties and the acquisition of Oil and Gas Properties and related assets by the Obligors, (ii) working capital, (iii) Letters of Credit in the aggregate outstanding at any time not to exceed $15,000,000 to support Borrower’s and the Guarantors’ obligations, (iv) for general company purposes of Borrower and the Guarantors, and (v) to refinance the Existing Indebtedness under the Existing Credit Agreement. Neither Borrower nor any other Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock.

Section 7.08 ERISA.

(a) Each Obligor, each Subsidiary of an Obligor and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to section 502(c), (i) or (1) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate has been or is expected by any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e) Full payment when due has been made of all amounts which any Obligor, any Subsidiary of any Obligor or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of each Obligor’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g) No Obligor, Subsidiary of an Obligor or ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(l) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such Obligor, Subsidiary of an Obligor or ERISA Affiliate in its sole discretion at any time without any material liability.

(h) No Obligor, Subsidiary of an Obligor or ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

(i) No Obligor, Subsidiary of an Obligor or ERISA Affiliate is required to provide security under section 401 (a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.09 Taxes. Except as set out in Schedule 7.09, each Obligor and its Subsidiaries has filed all United States federal income tax returns and all other state and non-federal tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by any Obligor or any Subsidiary. The charges, accruals and reserves on the books of each Obligor and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate. Except for tax liens that are Excepted Liens, no tax lien has been filed and, to the knowledge of the Obligors, no claim is being asserted with respect to any such tax, fee or other charge.

Section 7.10 Titles, etc.

(a) Each of the Obligors and its Subsidiaries has good and defensible title to its material (individually or in the aggregate) Properties, free and clear of all Liens, except Liens permitted by Section 9.02. After giving full effect to the Excepted Liens, each Obligor owns the net interests in production attributable to its Hydrocarbon Interests reflected in the most recently delivered Reserve Report and the ownership of such Properties shall not in any material respect obligate such Obligor to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report. All information contained in the most recently delivered Reserve Report is true and correct in all material respects as of the date thereof.

(b) All leases and agreements necessary for the conduct of the business of each Obligor and its Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would affect in any material respect the conduct of the business of any Obligor and its Subsidiaries.

(c) The rights, Properties and other assets presently owned, leased or licensed by each Obligor and its Subsidiaries including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit each Obligor and its Subsidiaries to conduct its business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

(d) All of the assets and Properties of each Obligor and its Subsidiaries which are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards. In no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) included in the definition of “Mortgaged Property” in the Security Instruments and no Building or Manufactured (Mobile) Home is encumbered by the Security Instruments. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

Section 7.11 No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to Administrative Agent, Issuing Bank and the Lenders (or any of them) by any Obligor or any Subsidiary in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to the Obligors and their Subsidiaries taken as a whole. There is no fact peculiar to any Obligor or any Subsidiary which has a Material Adverse Effect or in the future is reasonably likely to have (so far as the Obligors can now foresee) a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to Administrative Agent by or on behalf of the Obligors or any Subsidiary prior to, or on, the Closing Date in connection with the transactions contemplated hereby.

Section 7.12 Regulated Entities. None of the Obligors nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940 (the “ICA”), as amended, provided that Borrower and its Subsidiaries are within the definition set forth in Section 2(a)(36) of the ICA, and are exempted pursuant to Section 3(c)(9) of the ICA. None of the Obligors, or any Person controlling any Obligor, is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Debt.

Section 7.13 Subsidiaries and Other Equity Interests. As of the Closing Date, no Obligor has any Subsidiary, Unrestricted Subsidiary or other equity investment other than those specifically disclosed in Schedule 7.13 hereto. As of the Closing Date, each Obligor owns the percentage interest of all issued and outstanding equity in each Subsidiary, Unrestricted Subsidiary or other material equity investment described on Schedule 7.13.

Section 7.14 Location of Business and Offices. Each Obligor’s principal place of business and chief executive offices are located at the address stated on the signature page of this Agreement. The principal place of business and chief executive office of each Subsidiary are located at the addresses stated on Schedule 7.14.

Section 7.15 Defaults. None of the Obligors nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any Material Agreement or instrument to which any Obligor or any Subsidiary is a party or by which any Obligor or any Subsidiary is bound. No Default hereunder has occurred and is continuing.

Section 7.16 Environmental Matters. Except as provided in Schedule 7.16 or as would not have a Material Adverse Effect (or with respect to subsections (c), (d) and (e) below, where the failure to take such actions would not have a Material Adverse Effect):

(a) Neither any Property of any Obligor or any Obligor’s Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b) Without limitation of clause (a) above, no Property of any Obligor or any Obligor’s Subsidiary nor the operations currently conducted thereon or, to the best knowledge of the Obligors, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Obligors and their Subsidiaries, including without limitation past or present treatment, storage, disposal or Release of Hazardous Materials into the environment, have been duly obtained or filed, and the Obligors and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d) All Hazardous Materials, if any, generated on any and all Property of any Obligor or any Subsidiary of an Obligor have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Obligors, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e) The Obligors have taken all steps reasonably necessary to determine and have determined that no Hazardous Materials, have been Released and there has been no threatened Release of any Hazardous Materials on or to any Property of any Obligor or any Subsidiary of an Obligor, except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f) To the extent applicable, all Property of the Obligors and each Subsidiary of an Obligor currently satisfies all design, operation, and equipment requirements imposed by the Oil Pollution Act of 1990 (“OPA”) or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and the Obligors do not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g) None of the Obligors nor any Subsidiary of an Obligor has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

Section 7.17 Compliance with the Law. None of the Obligors nor any Subsidiary of an Obligor has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. Except for such acts or failures to act as would not have a Material Adverse Effect, the Oil and Gas Properties of the Obligors (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties; specifically in this connection, (i) after the Closing Date, no Oil and Gas Property of any Obligor is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date and (ii) none of the wells comprising a part of the Oil and Gas Properties of any Obligor (or properties unitized therewith) are deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).

Section 7.18 Insurance. Schedule 7.18 attached hereto contains an accurate and complete description of all material policies of fire, liability, workers’ compensation and other forms of insurance owned or held by the Obligors and each Subsidiary. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which any Obligor or any Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Obligors and each Subsidiary; will remain in full force and effect through the respective dates set forth in Schedule 7.18 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 7.18 identifies all material risks, if any, which each Obligor and its Subsidiaries and their respective Board of Directors or officers have designated as being self insured. None of the Obligors nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

Section 7.19 Hedging Agreements. Schedule 7.19 sets forth, as of the Closing Date, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Obligors and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counter party to each such agreement.

Section 7.20 Restriction on Liens. None of the Obligors nor any of their Subsidiaries is a party to any agreement or arrangement (other than this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to other Persons on or in respect of their respective assets or Properties.

Section 7.21 Material Agreements. Set forth on Schedule 7.21 is a complete list of all agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments which are material to the Obligors’ business, activities, and operation or ownership of the Obligors’ Property (the “Material Agreements”) in effect or to be in effect as of the Closing Date (other than Hedging Agreements) providing for, evidencing, securing or otherwise relating to any Debt of any Obligor or any of its Subsidiaries, and all obligations of any Obligor or its Subsidiaries to issuers of surety or appeal bonds issued for account of any Obligor or any such Subsidiary. Borrower shall also make available to Administrative Agent and the Lenders all Material Agreements and other agreements and instruments (excluding any such agreements and other instruments that are cancelable upon 60 or less days notice) of each Obligor and its Subsidiaries relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons, but in any event, any such agreement or other instrument that will account for more than 10% of the sales of the Obligors’ and their Subsidiaries during Borrower’s current fiscal year. Upon request by Administrative Agent, Borrower shall deliver, or caused to be delivered, to Administrative Agent and the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the Closing Date.

Section 7.22 Gas Imbalances. As of the Closing Date, except as set forth on Schedule 7.22 or on the most recent certificate delivered pursuant to Section 8.07(c), on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Obligors’ Oil and Gas Properties which would require the Obligors to deliver, in the aggregate, five percent (5%) or more of the monthly production from Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.23 Relationship of Obligors. The Obligors are engaged in related businesses and each Obligor is directly and indirectly dependent upon each other Obligor for and in connection with their business activities and their financial resources. Each Obligor has determined, reasonably and in good faith, that such Obligor will receive substantial direct and indirect economic and financial benefits from the extensions of credit made under this Agreement, and such extensions of credit are in the best interests of such Obligor, having regard to all relevant facts and circumstances.

Section 7.24 Solvency. Borrower and its Subsidiaries individually and on a consolidated basis are not insolvent as such term is used and defined in the Bankruptcy Code.

ARTICLE VIII.

AFFIRMATIVE COVENANTS

Each of the Obligors covenants and agrees that, so long as any of the Commitments are in effect or any Letter of Credit remains outstanding, and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by the Obligors hereunder:

Section 8.01 Reporting Requirements. The Obligors shall deliver, or shall cause to be delivered, to Administrative Agent with sufficient copies of each for the Lenders:

(a) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower commencing year ending 2011, the audited consolidated and unaudited consolidating statements of income, stockholders’ equity, changes in financial position and cash flow of Borrower and its Consolidated Subsidiaries for such fiscal year, and the related consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to Administrative Agent which opinion shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations of Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default.

(b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarterly periods of each fiscal year of Borrower, consolidated and consolidating statements of income, stockholders’ equity, changes in financial position and cash flow of Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations of Borrower and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments)

(c) Notice of Default, Etc. Promptly after any Obligor knows that any Default, Event of Default, labor dispute, or any Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action Borrower or such Obligor proposes to take with respect thereto.

(d) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of Borrower or any Subsidiary, and a copy of any response by Borrower or any Subsidiary of Borrower, or the Board of Directors of Borrower or any Subsidiary of Borrower, to such letter or report.

(e) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Obligor or its Subsidiary pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(f) Other Matters. From time to time such other information regarding the business, affairs or financial condition of any Obligor or its Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or Administrative Agent may reasonably request.

(g) Hedging Agreements. As soon as available and in any event within fifteen (15) Business Days after the last day of each fiscal quarter, a report, in form and substance satisfactory to Administrative Agent, setting forth as of the last Business Day of such fiscal quarter a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Obligors and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.19, any margin required or supplied under any credit support document, and the counter party to each such agreement.

(h) SEC Filings, Etc. Promptly upon it becoming available, each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by Borrower with or received by Borrower in connection therewith from any securities exchange or the SEC or any successor agency.

Borrower will furnish to Administrative Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate substantially in the form of Exhibit C executed by a Responsible Officer (i) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and (ii) setting forth in reasonable detail the computations necessary to determine whether Borrower is in compliance with Sections 9.12 and 9.13 as of the end of the respective fiscal quarter or fiscal year.

Section 8.02 Litigation. The Obligors shall promptly give to Administrative Agent notice of (i) all legal or arbitral proceedings, and of all proceedings before any Governmental Authority affecting any Obligor or any Subsidiary, except proceedings which, if adversely determined, would not reasonably be expected to have a Material Adverse Effect, and (ii) any litigation or proceeding against or adversely affecting any Obligor or any Subsidiary in which the amount claimed exceeds $1,000,000 and is not covered in full by insurance (subject to normal and customary deductibles and for which the insurer has not assumed the defense), or in which injunctive or similar relief is sought. Each Obligor will, and will cause each of its Subsidiaries to, promptly notify Administrative Agent and each of the Lenders of any claim, judgment, Lien or other encumbrance affecting any Property of such Obligor or any Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,000,000.

Section 8.03 Maintenance, Etc.

(a) Generally. Each Obligor shall and shall cause each of its Subsidiaries to: preserve and maintain its organization existence and all of its material rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; upon reasonable notice, permit representatives of Administrative Agent or any Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or Administrative Agent (as the case may be); and keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons including, without limitation, environmental risk insurance to the extent reasonably available.

(b) Proof of Insurance. Contemporaneously with the delivery of the financial statements required by Section 8.01(a), Borrower will furnish or cause to be furnished to Administrative Agent and the Lenders a certificate of insurance coverage from the insurer in form and substance satisfactory to Administrative Agent listing Administrative Agent as “loss payee” and “additional insured” and, if requested, will furnish Administrative Agent and the Lenders copies of the applicable policies.

(c) Oil and Gas Properties. Each Obligor will and will cause each of its Subsidiaries to, at its own expense, do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its Oil and Gas Properties and other material Properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Oil and Gas Properties and other material Properties will be fully preserved and maintained, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts. Each Obligor will and will cause each of its Subsidiaries to promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, (iii) do all other things necessary to keep unimpaired, except for Liens described in Section 9.02, its rights with respect to its Oil and Gas Properties and other material Properties and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts and except for Transfers permitted by Section 9.14. Each Obligor will and will cause each of its Subsidiaries to operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

Section 8.04 Environmental Matters.

(a) Establishment of Procedures. The Obligors will and will cause each of their Subsidiaries to establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following does not have a Material Adverse Effect: (i) all Property of the Obligors and their Subsidiaries and the operations conducted thereon and other activities of the Obligors and their Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no Hazardous Materials are Released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no Hazardous Materials will be Released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, and (iv) no Hazardous Materials are Released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

(b) Notice of Action. The Obligors will promptly notify Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority of which any Obligor has knowledge in connection with any Environmental Laws, excluding routine testing and corrective action.

(c) Future Acquisitions. The Obligors will and will cause each of their Subsidiaries to provide environmental audits and tests in accordance with American Society for Testing and Materials standards as reasonably requested by Administrative Agent and the Lenders (or as otherwise required to be obtained by Administrative Agent or the Lenders by any Governmental Authority) in connection with any material future acquisitions of Oil and Gas Properties or other material Properties.

Section 8.05 Further Assurances. The Obligors will and will cause each of their Subsidiaries to cure promptly any defects in the creation and issuance of any Notes and the execution and delivery of the Security Instruments and this Agreement. The Obligors at their expense will and will cause each Subsidiary to promptly execute and deliver to Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Obligors or any of their Subsidiaries, as the case may be, in any Loan Document, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in any Loan Document, or to state more fully the security obligations set out herein or in any Loan Document, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 8.06 Performance of Obligations. Borrower will pay the Notes (if any) and the Indebtedness under this Agreement according to the reading, tenor and effect thereof; and the Obligors will and will cause each of their Subsidiaries to do and perform every act and discharge all of the obligations to be performed and discharged by them under this Agreement and any other Loan Document, at the time or times and in the manner specified.

Section 8.07 Engineering Reports.

(a) Not less than thirty (30) days prior to each Scheduled Borrowing Base Determination Date, commencing with the Scheduled Borrowing Base Determination to occur on or around May 1, 2012, Borrower shall furnish to Administrative Agent and the Lenders a Reserve Report. The Reserve Report due not less than thirty (30) days prior to May 1 of each year shall be prepared by certified independent petroleum engineers or other independent petroleum consultant(s) acceptable to Administrative Agent and the Reserve Report due not less than thirty (30) days prior to November 1 of each year shall be prepared by or under the supervision of the chief engineer of the Obligors and for which a Responsible Officer shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately proceeding May 1 Reserve Report.

(b) In the event of an unscheduled redetermination, Borrower shall furnish to Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Obligors together with the certificate of a Responsible Officer who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report. For any unscheduled redetermination requested by the Lenders or Borrower pursuant to Section 2.06(c), Borrower shall provide such Reserve Report with an “as of” date as required by the Lenders as soon as possible, but in any event no later than thirty (30) days following the receipt of the request by Administrative Agent.

(c) With the delivery of each Reserve Report, Borrower shall provide, or cause to be provided, to Administrative Agent and the Lenders, a certificate from a Responsible Officer certifying that, to the best of his knowledge and in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Obligors own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.02, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Oil and Gas Properties evaluated in such Reserve Report which would require any Obligor to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of the Oil and Gas Properties sold and in such detail as reasonably required by the Majority Lenders, (v) attached to the certificate is a list of the Oil and Gas Properties added to and deleted from the immediately prior Reserve Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, (vi) attached to the certificate is a list of all Persons disbursing proceeds to the Obligors from their Oil and Gas Properties and (vii) except as set forth on a schedule attached to the certificate, all of the Oil and Gas Properties evaluated by such Reserve Report are Mortgaged Property.

Section 8.08 Title Information.

(a) Delivery. On or before the delivery to Administrative Agent and the Lenders of each Reserve Report required by Section 8.07(a), the Obligors will deliver, or cause to be delivered, title information in form and substance acceptable to Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that Administrative Agent shall have received together with title information previously delivered to Administrative Agent, satisfactory title information on at least 80% of the value of the proved Oil and Gas Properties evaluated by such Reserve Report.

(b) Cure of Title Defects. The Obligors shall cure, or cause to be cured, any title defects or exceptions which are not Excepted Liens raised by such information, or substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens covering Mortgaged Properties of an equivalent value, within thirty (30) days after a request by Administrative Agent or the Lenders to cure such defects or exceptions.

Section 8.09 Additional Collateral.

(a) Lien on Additional Oil and Gas Properties. In connection with any (i) acquisition of additional Oil and Gas Properties by any Obligor or (ii) redetermination of the Borrowing Base, Borrower shall review the Reserve Report and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then Borrower shall, and shall cause each other Obligor and its Subsidiaries to, grant to Administrative Agent as security for the Indebtedness a first-priority Lien interest (subject only to Excepted Liens) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance satisfactory to Administrative Agent in its sole discretion and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(b) Legal Opinions. Promptly after the filing of any new Security Instrument in any state, upon the reasonable request of Administrative Agent, the Obligors will provide, or cause to be provided, to Administrative Agent an opinion addressed to Administrative Agent for the benefit of the Lenders in form and substance satisfactory to Administrative Agent in its sole discretion from counsel acceptable to Administrative Agent, stating that the Security Instrument is valid, binding and enforceable in accordance with its terms and in legally sufficient form for such jurisdiction.

Section 8.10 ERISA Information and Compliance. The Obligors will promptly furnish and will cause their Subsidiaries and any ERISA Affiliate to promptly furnish to Administrative Agent with sufficient copies to the Lenders (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the nature thereof, what action the Obligor(s), the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGCs intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), each Obligor will, and will cause its Subsidiaries and ERISA Affiliates to, (y) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (z) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

ARTICLE IX.

NEGATIVE COVENANTS

The Obligors covenant and agree that, so long as any of the Commitments are in effect or any Letter of Credit remains outstanding, and until payment in full of Loans hereunder, all interest thereon and all other amounts payable by the Obligors hereunder, without the prior written consent of the Majority Lenders:

Section 9.01 Debt.

(a) None of the Obligors nor any of their Subsidiaries will incur, create, assume or permit to exist any Debt, except:

(i) the Notes (if any) and the Indebtedness arising under the Loan Documents;

(ii) Debt of the Obligors disclosed in Schedule 9.01 as of the Closing Date, and any renewals or extensions (but not increases) thereof;

(iii) accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than 90 days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor;

(iv) Debt under capital leases (as required to be reported on the financial statements of Borrower pursuant to GAAP) not to exceed $10,000,000;

(v) Debt associated with bonds or surety obligations pursuant to Governmental Requirements in connection with the operation of any Obligor’s Oil and Gas Properties;

(vi) Debt of the Obligors under Hedging Agreements with approved counterparties, each of which shall be a Lender or its Affiliate, covering oil and gas production of the Obligors or their Subsidiaries; provided, however, that such Hedging Agreements shall not in the aggregate cover more than ninety percent (90%) of forecasted production from proved, developed, producing reserves of the Obligors of oil, ninety percent (90%) of forecasted production from proved, developed, producing reserves of the Obligors of natural gas, and ninety percent (90%) of forecasted production from proved, developed, producing reserves of the Obligors of natural gas liquids for five years; and

(vii) Other unsecured Debt not otherwise permitted under Sections 9.02(a)(i) – (vi) above in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.

(b) The Obligors will not permit any Unrestricted Subsidiary to incur, create, assume, or permit to exist any Recourse Debt, except to the extent that such Recourse Debt is limited to Trade Payables.

Section 9.02 Liens. None of the Obligors nor any of their Subsidiaries will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Indebtedness;

(b) Excepted Liens;

(c) Liens securing leases allowed under Section 9.01(a)(iv), but only on the Property under such permitted lease;

(d) Liens disclosed on Schedule 9.02;

(e) Liens on cash or securities of Borrower securing the Debt described in Section 9.01(a)(v); and

(f) Liens on cash collateral accounts maintained in connection with Section 2.02(g).

Section 9.03 Investments, Loans and Advances. None of the Obligors nor any of their Subsidiaries will make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

(a) investments, loans or advances reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.03;

(b) accounts receivable arising in the ordinary course of business;

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by Standard & Poor’s Corporation or Moody’s Investors Service, Inc.;

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000.00 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively;

(f) deposits in money market funds investing exclusively in investments described in Section 9.03(c), 9.03(d) or 9.03(e);

(g) investments, loans or advances in or to any Guarantor;

(h) investments by any Obligor in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto; and

(i) investments by any Obligor in Unrestricted Subsidiaries engaged exclusively in oil and gas exploration, development, production, processing and related activities in an aggregate amount not to exceed $15,000,000.

Section 9.04 Dividends, Distributions and Redemptions. None of the Obligors nor any of their Subsidiaries will declare or pay any distribution, dividend, purchase, redeem or otherwise acquire for value any of its stock, membership or partnership equity now or hereafter outstanding, return any capital to its stockholders, or make any distribution of its assets to its stockholders, members or partners (“Distributions”); provided, however; so long as an Event of Default has not occurred and is continuing or would occur as a result of such Distribution, Borrower may (a) make payments of reasonable amounts of regularly scheduled salary and other compensation to such stockholders, members or partners, as applicable, to the extent such Person is employed by an Obligor, and (b) make distributions from the

Guarantors to Borrower within thirty (30) days prior to the date any tax payment is due in an amount equal to cash payments due with respect to United States federal income taxes or the income taxes or franchise taxes of any state of the United States paybale by such Person with respect to items of income, loss, credit or deduction of any such Obligor attributable to such Person for such period.

Section 9.05 Sales and Leasebacks. None of the Obligors nor any of their Subsidiaries will enter into any arrangement, directly or indirectly, with any Person whereby any Obligor or any Obligor’s Subsidiary shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby such Obligor or Subsidiary shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which such Obligor or Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 9.06 Nature of Business. None of the Obligors nor any of their Subsidiaries will allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.

Section 9.07 Limitation on Leases. None of the Obligors nor any of their Subsidiaries will create, incur, assume or permit to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal, excluding leases of Hydrocarbon Interests and capital leases), under leases or lease agreements which would cause the aggregate amount of all payments made by the Obligors and their Subsidiaries pursuant to all such leases or lease agreements to exceed $2,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08 Mergers, Etc. None of the Obligors will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets to any other Person, except:

(a) any Person may merge with any Obligor, provided that such Obligor, shall be the continuing or surviving entity; and

(b) any Subsidiary may sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to any Obligor.

Section 9.09 Proceeds of Loans and Letters of Credit. Borrower will not permit the proceeds of the Loans or Letters of Credit to be used for any purpose other than those permitted by Section 7.07. Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 9.10 ERISA Compliance. The Obligors will not at any time:

(a) Engage in, or permit any of their Subsidiaries or ERISA Affiliates to engage in, any transaction in connection with which any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (1) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b) Terminate, or permit any Subsidiary of an Obligor or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate to the PBGC;

(c) Fail to make, or permit any Subsidiary of an Obligor or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Obligor, Subsidiary of an Obligor or ERISA Affiliate is required to pay as contributions thereto;

(d) Permit to exist, or allow any Subsidiary of an Obligor or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

(e) Permit, or allow any Subsidiary of an Obligor or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;

(f) Contribute to or assume an obligation to contribute to, or permit any Subsidiary of an Obligor or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g) Acquire, or permit any Subsidiary of an Obligor or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h) Incur, or permit any Subsidiary of an Obligor or ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i) Contribute to or assume an obligation to contribute to, or permit any Subsidiary of an Obligor or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(l) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j) Amend or permit any Subsidiary of an Obligor or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate is required to provide security to such Plan under section 401 (a)(29) of the Code.

Section 9.11 Sale or Discount of Receivables. None of the Obligors nor any of their Subsidiaries will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.12 Current Ratio. The Obligors will not permit the ratio of (a) current assets (including any unused amount under the Available Borrowing Base, but excluding assets under Hedging Agreements) to (b) current liabilities (excluding current maturities of the Indebtedness, liability under Hedging Agreements and advance payments received by any Obligor for the drilling and completion of oil and gas wells which are classified as current liabilities) for the Obligors to be less than 1.0 to 1.0 at any time.

Section 9.13 Funded Debt to EBITDAX. The Obligors will not permit the ratio of Funded Debt to EBITDAX of the Obligors as of the end of any fiscal quarter of the Obligors beginning December 31, 2011 (calculated on a consolidated basis based upon the four most recently completed fiscal quarters) to be greater than 4.00 to 1.00.

Section 9.14 Sale of Oil and Gas Properties. The Obligors will not, and will not permit any of their Subsidiaries to, Transfer any Oil and Gas Property or any interest in any Oil and Gas Property unless: (i) no Default exists at the time of such Transfer or will result therefrom, (ii) fair market value is received as cash consideration for the sale, as determined by Administrative Agent, and (iii) the aggregate value (as determined by Administrative Agent) of all Transfers of Oil and Gas Properties made by the Obligors or their Subsidiaries during the current Borrowing Base Period, plus the net marked to market economic effect of Hedging Agreement Restructurings permitted under Section 9.22 during such Borrowing Base Period, together, shall not exceed five percent (5%) of the Borrowing Base then in effect; provided that, to the extent such aggregate value of Transfers and Hedge Agreement Restructurings exceeds five percent (5%) of the Borrowing Base then in effect, the Borrowing Base shall be automatically reduced by an amount equal to such excess.

Section 9.15 Environmental Matters. None of the Obligors nor any Subsidiary of an Obligor will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would have a Material Adverse Effect.

Section 9.16 Transactions with Affiliates. None of the Obligors nor any of their Subsidiaries will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.17 Subsidiaries. The Obligors shall not, and shall not permit any of their Subsidiaries to (i) create any additional Subsidiaries, except to the extent any such additional Subsidiary becomes a Guarantor, (ii) create any Unrestricted Subsidiary, except to the extent (A) the ownership interest of the Obligor or its Subsidiary in such Unrestricted Subsidiary is pledged, (B) such Unrestricted Subsidiary does not incur, create, assume, or permit to exist any Recourse Debt, except Recourse Debt that is Trade Payables, (C) no Obligors nor any of their Subsidiaries provide any credit support for any obligation (contingent or otherwise) of such Unrestricted Subsidiary, except to the extent that such credit support is associated with Trade Payables, (D) no Obligors nor any of their Subsidiaries have any direct or indirect obligation to maintain or preserve the financial condition of such Unrestricted Subsidiary or cause such Unrestricted Subsidiary to achieve any specified level of operating results, and (E) such Unrestricted Subsidiary does not own any equity interest in any Obligor or any Obligor’s Subsidiaries or hold any obligation of, or Lien on the property of, any Obligor or any Obligor’s Subsidiaries. Borrower shall not re-designate any Subsidiary as an Unrestricted Subsidiary unless the requirements of Sections 9.03(i) and 9.17(ii) are satisfied. The Obligors shall not and shall not permit any of their Subsidiaries to sell or to issue any stock or ownership interest of a Subsidiary, unless such sale or issuance is to an Obligor and in compliance with Section 9.03.

Section 9.18 Negative Pledge Agreements. None of the Obligors nor any of their Subsidiaries will create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property or restricts any of their Subsidiaries from paying dividends to an Obligor, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.19 Gas Imbalances, Take-or-Pay or Other Prepayments. The Obligors will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Obligors which would require the Obligors to deliver in the aggregate five percent (5%) or more of their Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 9.20 Accounting Changes. Borrower shall not and shall not permit any Subsidiary to make any significant change in accounting treatment or reporting practices except as required by GAAP, or change the fiscal year of Borrower or any Subsidiary.

Section 9.21 Constituent Documents. Borrower will not, and will not permit any Subsidiary to, amend its charter or by-laws or other constituent documents in any manner that would adversely and materially affect the rights of the Lenders under this Agreement or their ability to enforce the same. Borrower will notify Administrative Agent of any amendment to the charter, by-laws, or other constituent documents in any manner of any Unrestricted Subsidiary.

Section 9.22 Restructuring of Hedging Agreements. In addition to the limitations on Hedging Agreements set forth in Section 9.01(a)(vi), the Obligors shall not, and shall not permit any of their Subsidiaries to terminate, restructure, modify, or otherwise affect any Hedging Agreement (in each case, a “Hedging Agreement Restructuring”) covering oil and gas production that was in effect at the time of the most recent Borrowing Base determination where the net marked to market economic effect of such Hedging Agreement Restructuring on the date thereof is negative, unless the net marked to market economic effect of such Hedging Agreement Restructuring on the date thereof, when combined with the net marked to market economic effect of all other Hedging Agreement Restructurings, plus the aggregate value of all Transfers permitted under Section 9.14, consummated during a Borrowing Base Period is less than or equal to five percent (5%) of the Borrowing Base then in effect; otherwise if the net marked to market economic effect of such Hedging Agreement Restructuring on the date thereof, when combined with the net marked to market economic effect of all other Hedging Agreement Restructurings, plus the aggregate value of all Transfers permitted under Section 9.14, consummated during a Borrowing Base Period, exceeds five percent (5%) of the Borrowing Base then in effect, the Borrowing Base shall be automatically reduced by an amount equal to such excess.

ARTICLE X.

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan, or any reimbursement obligation for a disbursement made under any Letter of Credit, or any fees or other amount payable by it hereunder or under any Security Instrument; or

(b) any Obligor or its Subsidiary shall default in the payment when due of any principal of or interest on any of its other Debt aggregating $1,000,000 or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity; or

(c) any representation, warranty or certification made or deemed made herein or in any Loan Document by any Obligor or its Subsidiary, or any certificate furnished to any Lender or Administrative Agent pursuant to the provisions hereof or any Security Instrument, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d) any Obligor shall:

(i) default in the performance of any of its obligations under Article IX or Section 8.01(c); or

(ii) default in the performance of any of its obligations under Article VIII (except Section 8.01(c)), any other Article herein (except Article IX) or under any other Loan Document to which it is a party (other than the payment of amounts due which shall be governed by Section 10.01(a)) and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof to Borrower by Administrative Agent or any Lender (through Administrative Agent), or (ii) Borrower otherwise becoming aware of such default; or

(e) any Obligor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) any Obligor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) a proceeding or case shall be commenced, without the application or consent of any Obligor, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Obligor of all or any substantial part of its assets, or (iii) similar relief in respect of such Obligor under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or (iv) an order for relief against any Obligor shall be entered in an involuntary case under the Federal Bankruptcy Code; or

(h) a judgment or judgments for the payment of money in excess of $1,000,000.00 in the aggregate shall be rendered by a court against any Obligor and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and such Obligor shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or, with respect to the Security Instruments, cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Obligor shall so state in writing; or

(j) an event having a Material Adverse Effect shall occur; or

(k) a Change of Control occurs; or

(l) Frank A. Lodzinski shall cease or fail for any reason to serve and function in his current capacity as President and Chief Executive Officer of Borrower and: (i) Borrower shall not notify Administrative Agent within five (5) days of such event and (ii such officer shall not be succeeded in such position within thirty (30) days of such event by a Person acceptable to Administrative Agent.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one referred to in clauses (e), (f) or (g) of Section 10.01, Administrative Agent, upon request of the Majority Lenders, shall, by notice to Borrower, cancel the Commitments (in whole or part) and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by Borrower hereunder and under the Notes (if any) (including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.07) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by Borrower.

(b) In the case of the occurrence of an Event of Default referred to in clauses (e), (f) or (g) of Section 10.01, the Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by Borrower hereunder and under the Notes (if any) (including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.07) shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by Borrower.

(c) All proceeds received after maturity of the Indebtedness, whether by acceleration or otherwise shall be applied first to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second to accrued interest on the Indebtedness; third to fees; fourth pro rata to principal outstanding on the Notes (if any) and Indebtedness; fifth to serve as cash collateral to be held by Administrative Agent to secure the LC Exposure; and any excess shall be paid to Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI.

ADMINISTRATIVE AGENT

Section 11.01 Appointment and Authority. Each of the Lenders and Issuing Bank hereby irrevocably appoints Wells Fargo Bank, National Association (“Wells Fargo”) to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and Issuing Bank, and neither Borrower nor any other Obligor shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 11.02 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Obligors or any of their Subsidiaries or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03 Exculpatory Provisions.

(a) Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Obligors or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(b) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.04 and 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower, a Lender or Issuing Bank.

(c) Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 11.04 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.06 Resignation of Administrative Agent.

(a) Administrative Agent may at any time give notice of its resignation to the Lenders, Issuing Bank and Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 11.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sole Bookrunner, Sole Lead Arranger, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or Issuing Bank hereunder.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Obligor, Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Bank and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Banks and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Issuing Bank and Administrative Agent under Sections Section 2.04 and 12.03 allowed in such judicial proceeding); and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Bank, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.04 and 12.03.

Section 11.10 Collateral and Guaranty Matters.

(a) Each Lender (on behalf of itself and any Affiliate that is or will be a party to a Hedging Agreement with an Obligor) and Issuing Bank irrevocably authorize Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Property granted to or held by Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Indebtedness (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 12.04, if approved, authorized or ratified in writing by the Majority Lenders; and

(ii) to release any Guarantor from its obligations under the Guaranty Agreement if such Person (y) ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (z) becomes an Unrestricted Subsidiary pursuant to the terms of Section 9.17.

Upon request by Administrative Agent at any time, the Majority Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.10.

(b) Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE XII.

MISCELLANEOUS

Section 12.01 Waiver. No failure on the part of Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 12.02 Notices; Effectiveness; Electronic Communication. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or receipted overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) Notices Generally.

(i) if to Borrower, Administrative Agent, or Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, Etc. Each party hereto may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Borrower agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Obligors, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Obligor’s or Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Obligor provides to Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, any Lender or Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 12.03 Payment of Expenses, Indemnities, Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or Issuing Bank (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or Issuing Bank), and shall pay all fees and time charges for attorneys who may be employees of Administrative Agent, any Lender or Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Obligor or its Subsidiary, or any Environmental Liability related in any way to any Obligor or its Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Obligor, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), Issuing Bank or such Related Party, as the case may be, such Lender’s Commitment (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 4.01(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

Section 12.04 Amendments, Etc. Any provision of this Agreement or any other Loan Document may be amended, modified or waived with the Obligors’ and the Majority Lenders’ prior written consent; provided that (i) no amendment, modification or waiver which extends the final maturity of the Loans, increases the Aggregate Maximum Credit Amount, increases the Borrowing Base, forgives the principal amount of any Indebtedness outstanding under this Agreement, releases any Guarantor of the Indebtedness (other than a re-designation of a Subsidiary as an Unrestricted Subsidiary permitted under Section 9.17), or releases Security Instruments which in the aggregate cover all or substantially all of the Oil and Gas Properties, reduces the percentage set forth in Section 8.09(a) to less than 80%, reduces the interest rate applicable to the Loans or the fees payable to the Lenders generally, affects Sections 4.02 or 4.04 in a manner that would alter the pro rata sharing of payments required thereby, this Section 12.04 or modifies the definition of “Majority Lenders” shall be effective without consent of all Lenders; (ii) no amendment, modification or waiver which increases the Maximum Credit Amount of any Lender shall be effective without the consent of such Lender; (iii) no amendment, modification or waiver which modifies the rights, duties or obligations of Administrative Agent shall be effective without the consent of Administrative Agent; and (iv) no amendment, modification or waiver which modifies the rights, duties or obligations of Issuing Bank shall be effective without the consent of Issuing Bank. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, consent, waiver or release with respect to a Loan Document (excluding a consent to increase the Aggregate Commitment of a Lender pursuant to Section 2.03(a)) that requires the consent of a greater percentage of the Lenders than the Majority Lenders and such amendment, consent, waiver or release has been approved by the Majority Lenders, Borrower may replace such non-consenting Lender pursuant to Section 5.06.

Section 12.05 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Obligor may assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date), shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to Borrower or any of Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, Issuing Bank, and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.05, 5.01, 5.05, and 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Exposure owing to it)); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.04 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.05, 5.01 and 5.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were a Lender, provided such Participant agrees to be subject to Section 4.04(b) as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.05 or 5.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.05 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 4.05 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.06 Invalidity. In the event that any one or more of the provisions contained in any of the Loan Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of such Loan Document or any other Loan Documents.

Section 12.07 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.08 Survival. The obligations of the parties under Section 4.05, Article V, and Sections 11.05 and 12.03 shall survive the repayment of the Loans and the termination of the Commitments. To the extent that any payments to Administrative Agent or the Lenders or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the obligation so satisfied shall be revived and continue as if such payment or proceeds had not been received and Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Security Instrument shall continue in full force and effect. In such event, each Security Instrument shall be automatically reinstated and the Obligors shall take such action as may be reasonably requested by Administrative Agent and the Lenders to effect such reinstatement.

Section 12.09 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 12.10 No Oral Agreements. The Loan Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 12.11 Governing law, Submission to Jurisdiction.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Texas, except to the extent that United States federal law permits any Lender to charge interest at the rate allowed by the laws of the state where such Lender is located.

(b) Jurisdiction; Waiver of Venue. Borrower and each other Obligor irrevocably and unconditionally agree that any legal action or proceeding with respect to the Loan Documents shall be brought in the courts of the State of Texas sitting in Harris County or of the United States District Court for the Southern District of Texas, and, by execution and delivery of this Agreement, each Obligor hereby accepts for itself and (to the extent permitted by law) in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Obligor hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude Administrative Agent or any Lender from obtaining jurisdiction over any Obligor in any court otherwise having jurisdiction.

(c) Service of Process. Each Obligor irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Obligor at its said address, such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of Administrative Agent or any Lender or any holder of the Indebtedness or a Note (if any) to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Obligor in any other jurisdiction.

(d) WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. EACH PARTY TO THIS AGREEMENT HEREBY (I) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOUCMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); (II) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (III) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (IV) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.12 Interest. It is the intention of the parties hereto to comply strictly with Applicable Usury Laws regarding the use, forbearance or detention of the indebtedness evidenced by this Agreement, the Notes (if any) and the other Loan Documents, whether such laws are now or hereafter in effect, including the laws of the United States or any other jurisdiction whose laws are applicable, and including any subsequent revisions to or judicial interpretations of those laws, in each case to the extent they are applicable to this Agreement, the Notes (if any) and the other Loan Documents (the “Applicable Usury Laws”). Accordingly, if any acceleration of the maturity of the Notes (if any) or any payment by Borrower or any other Person produces a rate in excess of the Highest Lawful Rate or otherwise results in Borrower or such other Person being deemed to have paid any interest in excess of the Maximum Amount, as hereinafter defined, or if any Lender shall for any reason receive any unearned interest in violation of any Applicable Usury Laws, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, regardless of any provision contained in this Agreement or any other Loan Document or other agreement or instrument executed or delivered in connection herewith, the provisions of this Section 12.12 shall govern and control, and neither Borrower nor any other Person shall be obligated to pay, or apply in any manner to, any amount that would be excessive interest. No Lender shall ever be deemed to have contracted for or be entitled to receive, collect, charge, reserve or apply as interest on any Loan (whether termed interest therein or deemed to be interest by judicial determination or operation of law), any amount in excess of the Highest Lawful Rate, and, in the event that such Lender ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be applied as a partial prepayment of principal and treated hereunder as such, and, if the principal amount of the applicable Loans are paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest contracted for, received, collected, charged reserved, paid or payable, including under any specific contingency, exceeds the Highest Lawful Rate, Borrower and each Lender shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (b) exclude voluntary pre-payments and the effect thereof, and (c) amortize and spread the total amount of interest throughout the entire stated term of the Loans so that the interest rate is uniform throughout such term; provided that if the Loans are paid in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, if any, then the Lenders shall refund to Borrower the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all Loans made by Lender. As used herein, the term “Maximum Amount” means the maximum nonusurious amount of interest which may be lawfully contracted for, reserved, charged, collected or received by Lender in connection with the indebtedness evidenced by this Agreement, the Notes (if any) and other Loan Documents under all Applicable Usury Laws. Texas Finance Code, Chapter 346, which regulates certain revolving loan accounts and revolving tri-party accounts, shall not apply to any revolving loan accounts created under, or apply in any manner to, the Notes (if any), this Agreement or the other Loan Documents. To the extent that the interest rate laws of the State of Texas are applicable to the Loans or any other Indebtness, the applicable interest rate ceiling is the weekly ceiling (formerly the indicated rate ceiling) determined in accordance with Tex. Rev. Civ. Stat., Title 79, Article 5069-1D.003, also codified at Texas Finance Code, Section 303.303, and, to the extent that this Agreement, the Notes (if any) or any other Loan Document is deemed an open end account as such term is defined in Tex. Rev. Civ. Stat., Title 79, Article 5069-1B.002(14), also codified at Texas Finance Code Section 301.002(a)(14), the payee retains the right to modify the interest rate in accordance with applicable law.

Section 12.13 Confidentiality. Each of Administrative Agent, the Lenders and Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its partners, directors, officers, employees, agents, advisors and representatives) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or Issuing Bank on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent, the Lenders and Issuing Bank acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Governmental Requirements, including federal and state securities Governmental Requirements.

Section 12.14 Disposition of Proceeds. Certain of the Security Instruments contain an assignment by Obligors unto and in favor of Administrative Agent for the benefit of the Lenders of all production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property, and such Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, so long as no Default exists, the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Lenders, but the Lenders will instead permit such proceeds to be paid to the Obligors.

Section 12.15 USA Patriot Act Notice. Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify the Obligor, insofar as it is needed to comply with the Act, in accordance with the Act. Each Obligor hereby represents and warrants to Administrative Agent and each Lender that such Obligor is not a country, individual or entity named on the “Specifically Designated National and Blocked Persons” list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Section 12.16 True-Up Loans. Upon the effectiveness of this Agreement, each Lender who holds Loans in an aggregate amount less than its Percentage Share (after giving effect to this amendment and restatement) of all Loans shall advance new Loans which shall be disbursed to Administrative Agent and used to repay Loans outstanding to each Lender who holds Loans in an aggregate amount greater than its Percentage Share of all Loans, and such other adjustments shall be made as Administrative Agent shall specify so that each Lender’s Maximum Credit Amount equals its Percentage Share (after giving effect to this amendment and restatement) of the Aggregate Maximum Credit Amount.

Section 12.17 Collateral Matters; Hedging Agreements. The benefit of the Security Instruments and the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to those Lenders or their Affiliates which are counterparties to any Hedging Agreement with any Obligor on a pro rata basis in respect of any obligations of such Obligor which arise under any such Hedging Agreement while such Person or its Affiliate is a Lender, including any Hedging Agreements between such Persons in existence prior to the Closing Date; provided that if such Lender or Affiliate ceases to be a Lender or an Affiliate of a Lender such Hedging Agreement obligations shall be secured pari passu with the Indebtedness of the Loan Parties under this Agreement and the other Loan Documents but only to the extent such Hedging Agreement obligations arise under Hedging Agreements (including the Hedging Agreements listed on Schedule 7.19) that are entered into at the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Hedging Agreements.

Section 12.18 Restatement; Existing Credit Agreement. The Existing Credit Agreement is amended and restated in its entirety (but not extinguished) by this Agreement and upon the effectiveness hereof, all terms and provisions of this Agreement shall supersede the terms and provisions of the Existing Credit Agreement. Each Lender hereto that is party to the Existing Credit Agreement, hereby sells, transfers, conveys, assigns, endorses, sets over and delivers to the Lenders all of such Person’s right, title and interest in all indebtedness, including all principal and interest owing to the such Person as a Lender under the Existing Credit Agreement so that after giving effect to such assignment, the Commitments and Percentage Shares of the Lenders shall be as set forth on Annex I hereto.

[SIGNATURES BEGIN ON NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	GEORESOURCES, INC., a Colorado corporation

	By:	/s/ Howard E. Ehler
Howard E. Ehler
Vice President and Chief Financial Officer

Signature Page to Credit Agreement

GUARANTORS’ CONSENT AND AGREEMENT

As an inducement to Administrative Agent and the Lenders to execute, and in consideration of Administrative Agent’s and the Lenders’ execution of the foregoing, the undersigned hereby consent thereto and agree that the same shall in no way release, diminish, impair, reduce or otherwise adversely affect the respective obligations and liabilities of each of the undersigned under each Guaranty Agreement described in this Agreement, or any agreements, documents or instruments executed by any of the undersigned to create liens, security interests or charges to secure any of the Indebtedness under the Loan Documents, all of which obligations and liabilities are, and shall continue to be, in full force and effect. This consent and agreement shall be binding upon the undersigned, and the respective successors and assigns of each, and shall inure to the benefit of Administrative Agent and the Lenders, and the respective successors and assigns of each.

GUARANTORS:

AROC (TEXAS), INC., a Texas corporation

SOUTHERN BAY ENERGY, LLC, a Texas limited liability company

SOUTHERN BAY OPERATING, L.L.C., a Texas limited liability company

SOUTHERN BAY LOUISIANA, LLC, a Texas limited liability company

CATENA OIL & GAS LLC, a Texas limited liability company

G3 ENERGY, LLC, a Colorado limited liability company

G3 OPERATING, LLC, a Colorado limited liability company

WESTERN STAR DRILLING COMPANY, a North Dakota corporation

	By:	/s/ Howard E. Ehler
Howard E. Ehler
Vice President and Secretary

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT, LENDER,: AND ISSUING BANK	WELLS FARGO BANK, NATIONAL ASSOCIATION, Individually and as Administrative Agent

	By:	/s/ Lila Jordan
Lila Jordan
Managing Director

Signature Page to Credit Agreement

LENDER:	COMPASS BANK

	By:	/s/ Ann Van Wagener
	Name:	Ann Van Wagener
	Title:	Vice President

Signature Page to Credit Agreement

LENDER:	COMERICA BANK

	By:	/s/ Paul J. Edmonds
	Name:	Paul J. Edmonds
	Title:	Senior Vice President

Signature Page to Credit Agreement

LENDER:	THE FROST NATIONAL BANK

	By:	/s/ Lane Dodds
	Name:	Lane Dodds
	Title:	Vice President

Signature Page to Credit Agreement

LENDER:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ Justin M. Alexander
	Name:	Justin M. Alexander
	Title:	Vice President

Signature Page to Credit Agreement

LENDER:	BMO HARRIS FINANCING, INC.

	By:	/s/ James V. Ducote
	Name:	James V. Ducote
	Title:	Director

Signature Page to Credit Agreement

LENDER:	ROYAL BANK OF CANADA

	By:	/s/ James S. York
	Name:	James S. York
	Title:	Authorized Signatory

Signature Page to Credit Agreement

LENDER:	SUNTRUST BANK

	By:	/s/ Scott Mackey
	Name:	Scott Mackey
	Title:	Director

Signature Page to Credit Agreement

ANNEX I

LIST OF PERCENTAGE SHARES AND MAXIMUM CREDIT AMOUNTS

Lender	Percentage Share	Maximum Credit Amount
Wells Fargo Bank, National Association	16.7%	$75,150,000
Compass Bank	13.3%	$59,850,000
Comerica Bank	13.3%	$59,850,000
The Frost National Bank	13.3%	$59,850,000
U.S. Bank National Association	13.3%	$59,850,000
BMO Harris Financing, Inc.	10.0%	$45,000,000
Royal Bank of Canada	10.0%	$45,000,000
SunTrust Bank	10.0%	$45,000,000
TOTAL	100%	$450,000,000

Annex I to Credit Agreement

EXHIBIT A

FORM OF NOTE

November , 2011

FOR VALUE RECEIVED, GEORESOURCES, INC., a Colorado corporation (“Borrower”) hereby promises to pay to the order of             (“Lender”), at the Principal Office of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Administrative Agent”), the principal sum of             Dollars ($            ) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by Lender to Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Note, endorsed by Lender on the schedules attached hereto or any continuation thereof.

This Note is one of the Notes referred to in the Third Amended and Restated Credit Agreement dated as of November 9, 2011, among Borrower, the lenders which are or become parties thereto (including the Lender) and Administrative Agent (as the same may be amended, restated, modified or supplemented from time to time, the “Credit Agreement”), and evidences Loans made by Lender thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the Security Instruments. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

[This Note is given in renewal of, and in full substitution and replacement for, the note dated July 13, 2009, in the original principal amount of $             , made by Borrower and payable to the order of Lender.] [Only add to Notes to Lenders under Existing Credit Agreement]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

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GEORESOURCES, INC., a Colorado corporation

By:
Name:
Title:

2

EXHIBIT B

FORM OF BORROWING, CONTINUATION AND CONVERSION REQUEST

            , 200

GEORESOURCES, INC., a Colorado corporation (“Borrower”), pursuant to the Third Amended and Restated Credit Agreement dated as of November 9, 2011, among Borrower, certain subsidiaries of Borrower as guarantors, Wells Fargo Bank, National Association as Administrative Agent for the lenders (the “Lenders”) which are or become party thereto, and such Lenders (together with all amendments or supplements thereto, the “Credit Agreement”), hereby makes the requests indicated below (unless otherwise defined herein, capitalized terms are defined in the Credit Agreement):

1.	Loans:

(a)	Aggregate amount of new Loans to be $ ;

(b)	Requested funding date is , 201 ;

(c)	$ of such borrowings are to be LIBOR Loans;

$            of such borrowings are to be Base Rate Loans; and

(d)	Length of Interest Period for LIBOR Loans is: .

2.	LIBOR Loan Continuation for LIBOR Loans maturing on :

(a)	Aggregate amount to be continued as LIBOR Loans is $ ;

(b)	Aggregate amount to be converted to Base Rate Loans is $ ;

(c)	Length of Interest Period for continued LIBOR Loans is .

3.	Conversion of Outstanding Base Rate Loans to LIBOR Loans:

Convert $            of the outstanding Base Rate Loans to LIBOR Loans on             with an Interest Period of             .

4.	Conversion of outstanding LIBOR Loans to Base Rate Loans:

Convert $             of the outstanding LIBOR Loans with Interest Period maturing on         , 201    , to Base Rate Loans.

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The undersigned certifies that he/she is the             of Borrower, and that as such he/she is authorized to execute this certificate on behalf of Borrower. The undersigned further certifies, represents and warrants on behalf of Borrower that Borrower is entitled to receive the requested borrowing, continuation or conversion under the terms and conditions of the Credit Agreement.

GEORESOURCES, INC., a Colorado corporation

By:
Name:
Title:

2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he is the             of GEORESOURCES, INC., a Colorado corporation (“Borrower”) and that as such he is authorized to execute this certificate on behalf of Borrower. With reference to the Third Amended and Restated Credit Agreement dated as of November 9, 2011, among Borrower, Wells Fargo Bank, National Association, as Administrative Agent for the lenders (the “Lenders”) which are or become a party thereto, and such Lenders (together with all amendments or supplements thereto being the “Credit Agreement”), the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a) The representations and warranties of the Obligors contained in Article VII of the Credit Agreement and in the Security Instruments and otherwise made in writing by or on behalf of the Obligors pursuant to the Credit Agreement and the Security Instruments were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct at and as of the time of delivery hereof, except as such representations and warranties are modified to give effect to the transactions expressly permitted by the Credit Agreement.

(b) The Obligors have performed and complied with all agreements and conditions contained in the Credit Agreement and in the Security Instruments required to be performed or complied with by it prior to or at the time of delivery hereof

(c) None of the Obligors nor any Subsidiary of an Obligor has incurred any material liabilities, direct or contingent, since             , except those set forth in Schedule 9.01 to the Credit Agreement and except those allowed by the terms of the Credit Agreement or consented to by the Lenders in writing.

(d) None of the Unrestricted Subsidiaries has incurred, created, assumed, or permitted to exist any Recourse Debt, except to the extent that such Recourse Debt is limited to Trade Payables.

(e) Since             , no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Obligors or any Subsidiary of an Obligor which would have a Material Adverse Effect.

(f) There exists, and, after giving effect to the loan or loans with respect to which this certificate is being delivered, will exist, no Default under the Credit Agreement or any event or circumstance which constitutes, or with notice or lapse of time (or both) would constitute, an event of default under any loan or credit agreement, indenture, deed of trust, security agreement or other agreement or instrument evidencing or pertaining to any Debt of the Obligors or any Subsidiary of an Obligor, or under any material agreement or instrument to which any Obligor or any Subsidiary of an Obligor is a party or by which any Obligor or any Subsidiary of an Obligor is bound.

(g) The financial statements furnished to Administrative Agent with this certificate fairly present the consolidated financial condition and results of operations of Borrower and its Consolidated Subsidiaries as at the end of, and for, the [fiscal quarter]

1

[fiscal year] ending             and such financial statements have been approved in accordance with the accounting procedures specified in the Credit Agreement.

(h) Attached hereto are the detailed computations necessary to determine whether Borrower and its Consolidated Subsidiaries are in compliance with Sections 9.12 and 9.13 of the Credit Agreement as of the end of the [fiscal quarter] [fiscal year] ending             .

EXECUTED AND DELIVERED this         day of 201    .

GEORESOURCES, INC., a Colorado corporation

By:
Name:
Title:

AROC (TEXAS), INC., a Texas corporation

SOUTHERN BAY ENERGY, LLC, a Texas limited liability company

SOUTHERN BAY OPERATING, L.L.C., a Texas limited liability company

SOUTHERN BAY LOUISIANA, LLC, a Texas limited liability company

CATENA OIL & GAS LLC, a Texas limited liability company

G3 ENERGY, LLC, a Colorado limited liability company

G3 OPERATING, LLC, a Colorado limited liability company

WESTERN STAR DRILLING COMPANY, a North Dakota corporation

By:
Name:
Title:

2

EXHIBIT D

SECURITY INSTRUMENTS

Pledge and Collateral Agreements

1.	Amended and Restated Pledge and Collateral Agreement dated as of October 16, 2007, from Borrower in favor of Administrative Agent.

2.	Amended and Restated Pledge and Collateral Agreement dated as of October 16, 2007, from SB Energy in favor of Administrative Agent.

3.	Amended and Restated Pledge and Collateral Agreement dated as of October 16, 2007, from G3 Operating in favor of Administrative Agent.

4.	Pledge and Collateral Agreement dated as of July 13, 2009, from Catena in favor of Administrative Agent.

Items 1 through 4 have been ratified, reaffirmed and amended pursuant to that certain Master Ratification and Reaffirmation dated as of November 9, 2011, by and among Borrower, SB Energy, G3 Operating, and other Obligors and Administrative Agent.

Security Agreements

5.	Amended and Restated Security Agreement dated as of October 16, 2007, from SB Operating in favor of Administrative Agent.

6.	Security Agreement dated as of July 13, 2009, from Western Drilling in favor of Administrative Agent.

Items 5 and 6 have been ratified, reaffirmed and amended pursuant to that certain Master Ratification and Reaffirmation dated as of November 9, 2011, by and among SB Operating, Western Drilling, and other Obligors and Administrative Agent.

7.	Security Agreement dated as of November 9, 2011, from SB Louisiana in favor of Administrative Agent.

8.	Security Agreement dated as of November 9, 2011, from G3 Energy in favor of Administrative Agent.

9.	Security Agreement dated as of November 9, 2011, from AROC Texas in favor of Administrative Agent.

Guaranty Agreements

10.	Guaranty Agreement executed by each Guarantor

Mortgages

11.	Mortgage-Collateral Real Estate Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement executed by Catena Oil & Gas, LLC, along with all Amendments and Supplements, filed in the applicable counties in Texas.

1

12.	Mortgage-Collateral Real Estate Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement executed by G3 Energy, LLC, along with all Amendments and Supplements, filed in the applicable counties in Montana.

13.	Mortgage-Collateral Real Estate Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement executed by G3 Energy, LLC, along with all Amendments and Supplements, filed in the applicable counties in North Dakota.

14.	Mortgage-Collateral Real Estate Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement executed by G3 Energy, LLC, along with all Amendments and Supplements, filed in the applicable counties in Colorado.

15.	Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement executed by Southern Bay Energy, LLC, along with all Amendments and Supplements, filed in the applicable counties in New Mexico.

16.	Mortgage-Collateral Real Estate Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement executed by Southern Bay Energy, LLC, along with all Amendments and Supplements, filed in the applicable counties in Texas.

17.	Act of Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement executed by Southern Bay Energy, LLC, along with all Amendments and Supplements, filed in the applicable parishes in Louisiana.

18.	Act of Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement executed by Southern Bay Louisiana, LLC, along with all Amendments and Supplements, filed in the applicable parishes in Louisiana.

19.	Mortgage, Deed of Trust, Security Agreement, Financing Statement, Assignment of Production executed by Catena Oil & Gas LLC, along with all Amendments and Supplements, filed in the applicable counties in Oklahoma.

UCC Financing Statements

20.	UCC-1 and UCC-3 Financing Statements relating to items 1 through 9 and 11 through 19 above, as applicable.

2

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Third Amended and Restated Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): GEORESOURCES, INC.,

4.	Administrative Agent: Wells Fargo Bank, National Association, as Administrative agent under the Credit Agreement

5.	Credit Agreement: Third Amended and Restated Credit Agreement, dated as of November 9, 2011, among GEORESOURCES, INC., the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Issuing Bank.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders		Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/ Loans	CUSIP Number
			$		$
		—		—		—	—%
			$		$
		—		—		—	—%
			$		$
		—		—		—	—%

[7.	Trade Date: ]

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

Wells Fargo Bank, National Association, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[                    ]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.05(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.05(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section     thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

SCHEDULE 7.02

LIABILITIES

None.

SCHEDULE 7.03

LITIGATION

None.

SCHEDULE 7.09

TAXES

None.

SCHEDULE 7.13

PLACE OF ORGANIZATION

Obligor	State of Organization

GeoResources, Inc.	Colorado
Southern Bay Energy, LLC	Texas
Southern Bay Operating, L.L.C.	Texas
Southern Bay Louisiana, LLC	Texas
AROC (TEXAS), Inc.	Texas
Catena Oil & Gas LLC	Texas
G3 Energy, LLC	Colorado
G3 Operating, LLC	Colorado
Western Star Drilling Company	North Dakota

Unrestricted Subsidiaries	State of Organization

SBE Partners LP	Texas

(Catena Oil and Gas LLC serves as General Partner and holds approximately a 25% partnership interest)

OKLA Energy Partners LP	Texas
(Catena Oil and Gas LLC serves as General Partner and holds approximately a 2% partnership interest)

Other	State of Organization

Trigon Energy Partners, LLC	Texas

(GeoResources, Inc. owns 73.3% of this entity. The entity has no assets and no known liabilities and is being dissolved)

Location of Business and Chief Executive Offices:

110 Cypress Station Drive, Suite 220 Houston, Texas 77090

SCHEDULE 7.16

ENVIRONMENTAL MATTERS

None.

SCHEDULE 7.18

INSURANCE

See attached.

SCHEDULE 7.19

HEDGING AGREEMENTS

Transaction Date	Counter- party	Trans Type	Beginning	Ending	Price per unit	Remaining Volumes		MTM Value: Asset (Liability)
								(in thousands)
Natural Gas:

Oct 2007	W Fargo	Collar	01/01/11	12/31/11	$7.00-$9.20	270,000	Mmbtu	$857
Dec 2009	W Fargo	Swap	04/01/11	03/31/12	$6.450	360,000	Mmbtu	915
Dec 2009	W Fargo	Swap	04/01/12	12/31/12	$6.415	450,000	Mmbtu	1,009
Jan 2011	Frost Bank	Swap	1/31/2012	3/31/2013	$4.850	1,125,000	Mmbtu	626

								3,407

Crude Oil:
Oct 2007	W Fargo	Swap	01/01/11	12/31/11	$74.370	70,500	Bbls	(353)
Jan 2010	Natixis	Swap	01/01/11	12/31/11	$88.450	21,000	Bbls	190
Aug 2010	W Fargo	Swap	09/01/10	12/31/11	$85.050	30,000	Bbls	166
Aug 2010	W Fargo	Swap	01/01/12	12/31/12	$86.850	120,000	Bbls	697
Oct 2010	W Fargo	Swap	01/01/11	12/31/11	$85.160	15,000	Bbls	85
Oct 2010	W Fargo	Swap	01/01/12	12/31/12	$87.220	120,000	Bbls	740
Jan 2011	W Fargo	Collar	02/01/11	12/31/11	$85.00-$106.08	15,000	Bbls	176
Jan 2011	W Fargo	Collar	01/01/12	12/31/12	$85.00-$110.00	120,000	Bbls	1,234
Mar 2011	Frost Bank	Collar	03/01/11	12/31/11	$100.00-$114.00	15,000	Bbls	312
Mar 2011	Frost Bank	Swap	01/01/12	12/31/12	$103.950	120,000	Bbls	2,758
Mar 2011	W Fargo	Swap	01/01/13	12/31/13	$101.850	120,000	Bbls	2,169
Apr 2011	W Fargo	Swap	05/01/11	12/31/11	$110.000	18,750	Bbls	574

								8,748

Total								$12,155

SCHEDULE 7.21

MATERIAL AGREEMENTS

Outstanding Bonds

Southern Region

Bond #	Principal	Obligee	Amount	Description
RLB0010864	Southern Bay Operating, L.L.C.	State of Alabama	$100,000	Blanket (oper bond)
RLB0007040	Southern Bay Operating, L.L.C.	LA Office of Conservation	$87,760	P&A Obligations-Louisiana
RLB0008012	Southern Bay Operating, L.L.C.	State of Louisiana (land wells)	$125,000	P&A Oblig-Louisiana
RLB0011460	GeoResources	LA Office of Cons (Cox Bond)	$3,485,089	P&A
RLB0004165	Southern Bay Operating, L.L.C.	MMS	$20,000	Pollution Bond
RLB0007976	Southern Bay Operating, L.L.C.	Mississippi Oil & Gas Bd	$100,000	P&A
RLB0002122	Southern Bay Operating, L.L.C.	US BLM	$25,000	NM Statewide
RLB0002123	Southern Bay Operating, L.L.C.	State of New Mexico	$50,000	Blanket Plugging
RLB0004054	AROC (Texas), Inc.	US DOI Bureau Indian Affairs	$15,000	Assignees Obligations (NM)
RLB0004057	AROC (Texas), Inc.	US DOI Bureau Indian Affairs	$15,000	Assignees Obligations (NM)
RLB0004058	AROC (Texas), Inc.	US DOI Bureau Indian Affairs	$15,000	Assignees Obligations (NM)
RLB0005761	Germany	US DOI Bureau Indian Affairs	$10,000	Howling Woman well
RLB0011644	Southern Bay Operating, L.L.C.	OK Oil & Gas Conser Division	$25,000	Blanket Operator Bond
RLB0011844	Southern Bay Operating, L.L.C.	City of Oklahoma City	$25,000	Operator Bond
RLB0011971	Southern Bay Operating, L.L.C.	BIA Comanche	$10,000	Assignees Obligations (OK)
RLB0011972	Okla Energy Partners	BIA-Chocktaw & Chickasaw	$10,000	Assignees Obligations (OK)
RLB0012171	Southern Bay Operating, L.L.C.	City of Chickasha OK	$200,000	Operator Bond
RLB0012582	Southern Bay Operating, L.L.C.	BLM-Texas	$25,000	BLM Bond
RLB0007977	Southern Bay Operating, L.L.C.	State of Texas-RRC	$250,000	P&A Oblig-Texas
			$4,592,849

Northern Region

RLB0010929	G3 Operating	State of Colorado	$30,000	Blanket Bond
RLB0010930	G3 Operating	BLM Colorado	$25,000
RLB0010931	G3 Operating	State of Colorado	$2,000	Surface Bond
RLB0010932	G3 Operating	State of Colorado	$2,000	Surface Bond
RLB0010933	G3 Operating	State of Colorado	$2,000	Surface Bond
RLB0010938	G3 Operating	Montana	$50,000	Blanket Operator
RLB0011302	G3 Operating	MT O&G Conservation Board	$10,000	UIC Bond (SWD/injection)
RLB0011303	G3 Operating	MT O&G Conservation Board	$10,000	UIC Bond (SWD/injection)
RLB0007840	G3 Operating	N Dakota Industrial Commission	$100,000	Blanket Plugging
RLB0008446	G3 Operating	BLM-North Dakota	$25,000	BLM
RLB0008481	G3 Operating	BLM N Dakota	$25,000
RLB0010005	G3 Operating	N Dakota Industrial Commission	$100,000	Blanket Plugging

RLB0010887	G3 Operating	N Dakota Industrial Commission	$100,000	Blanket Plugging-Starbuck
RLB0010939	G3 Operating	North Dakota Industrial Commission	$50,000	Plugging Bond
RLB0010988	G3 Operating	N Dakota Industrial Commission	$100,000	Blanket Plugging
RLB0010989	G3 Operating	N Dakota Industrial Commission	$100,000	Blanket Plugging
RLB0010990	G3 Operating	N Dakota Industrial Commission	$100,000	Blanket Plugging
RLB0012118	G3 Operating	N Dakota Industrial Commission	$50,000	Blanket Plugging
RLB0010940	G3 Operating	BLM-Utah	$25,000

			$906,000

SCHEDULE 7.22

GAS IMBALANCES

GAS BALANCING STATUS

FOR OPERATING SUBSIDIARIES OF GEORESOURCES, INC.

(operated and non-operated properties)

None (immaterial).

SCHEDULE 9.01

DEBT

None.

SCHEDULE 9.02

LIENS

None.

SCHEDULE 9.03

INVESTMENTS, LOANS AND ADVANCES

None.

SCHEDULE 12.02

NOTICES

Borrower

GeoResources, Inc.

110 Cypress Station Drive, Suite 220

Houston, TX 77090

Attention: Frank A. Lodzinski

e-mail: frank@sbenergy.com

Telephone: (281) 537-9920

Facsimile: (281) 537-8324

Administrative Agent

Wells Fargo Bank, National Association

1525 W. WT Harris Blvd.

Charlotte, NC 28262

Attn: Manager, Agency Department

Telephone: (704) 590-2760

Facsimile: (704) 590-2790

With a Copy to:

Wells Fargo Bank, National Association

MAC T5002-031

1000 Louisiana Street, 9th Floor

Houston, Texas 77002

Attn: Energy Division

Telephone: (713) 319-1350

Facsimile: (713) 739-1087